As filed with the Securities and Exchange Commission on January 26, 2006
An Exhibit List can be found on page II-5.
Registration No. 333-130563

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

AMENDMENT NO. 1 to

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INVICTA GROUP INC.
(Name of small business issuer in its charter)

Nevada	7373	91-2051923
(State or other	(Primary Standard Industrial	(I.R.S. Employer
Jurisdiction of	Classification Code Number)	Identification No.)
Incorporation or
Organization)

9553 Harding Avenue
Miami Beach, Florida 33154
(305) 206-3335
(Address and telephone number of principal executive offices and principal place of business)

William Forhan, Chief Executive Officer
INVICTA GROUP INC.
9553 Harding Avenue
Miami Beach, Florida 33154
(305) 206-3335
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Flr.
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.0001 par value issuable upon conversion of debentures	498,000,000(2)	$.001(3)	$498,000	$58.61
Common Stock, $.0001 par value issuable upon exercise of warrants	2,000,000(4)	$1.00(5)	$2,000,000	$235.40
Total	500,000,000			$294.01
*Previously paid.

(1) Includes shares of our common stock, par value $0.0001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of convertible debentures and the exercise of warrants held by the selling stockholder. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debentures and upon exercise of the warrants to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Includes a good faith estimate of the shares underlying convertible debentures to account for market fluctuations.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on December 6, 2005, which was $.001 per share.

(4) Includes a good faith estimate of the shares underlying warrants exercisable at $1.00 per share to account for antidilution and price protection adjustments.

(5) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of $1.00.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JANUARY 26, 2006.

INVICTA GROUP INC.
500,000,000 SHARES OF
COMMON STOCK

This prospectus relates to the resale by a selling stockholder of up to 500,000,000 shares of our common stock. This prospectus includes up to 498,000,000 shares of common stock underlying convertible debentures and up to 2,000,000 issuable upon the exercise of common stock purchase warrants held by Golden Gate Investors, Inc.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "IVGA". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on January 20, 2006, was $.001.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2006.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Invicta Group Inc., with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

INVICTA GROUP INC.

Traditionally, we offered airline tickets and other travel-related products and services over the telephone and the Internet. Our web sites were located at www.dontpayfullfare.com and www.airplan.com. As a result of limited revenues, lack of funding and the departure of a key executive officer, we commenced the winding down of operations relating to this line of business.

We intend to focus on our new business model as a technology and Internet media company branding the name Travel Hot Link ( www.travelhotlink.com ). Travel Hot Link will focus on the travel industry by offering e-mail broadcasting to travel enthusiasts of monthly offering of perishable products (i.e. airline seats, hotel rooms, cruise cabins, car rentals and tour packages) at a discount in order to avoid the loosing revenue if the product were not sold. Our customers will be able to link, via the Internet, with a travel Supplier of their choice in order to purchase the travel product from the travel supplier. Our revenue will be generated from the sale of the e-mail broadcast to travel suppliers. We will also continue to sell Cruise and Las Vegas packages via their respective websites: www.cruiseexcitement.com and www.lasvegasexcitement.com .

For the nine months ended September 30, 2005, we generated revenues in the amount of $98,041 and a net loss of $717,569. In addition, for the year ended December 31, 2004, we generated revenue in the amount of $734,402 and a net loss of $3,292,955. As a result of recurring losses from operations and a net deficit in both working capital and stockholders’ equity our auditors, in their report dated September 27, 2005, have expressed substantial doubt about our ability to continue as going concern.

Our principal offices are located at 9553 Harding Avenue, Suite 301, Miami Beach, Florida 33154, and our telephone number is (305) 206-3335. We are a Nevada corporation.

The Offering
Common stock offered by selling stockholder
Up to 500,000,000 shares, including up to 498,000,000 shares of common stock underlying convertible debentures in the amount of $250,300 and up to 2,000,000 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $1.00 per share held by Golden Gate Investors, Inc., based on current market prices and assuming full conversion of the convertible debentures and the full exercise of the warrants (includes a good faith estimate of the shares underlying convertible debentures to account for market fluctuations). The 500,000,000 shares of common stock being registered pursuant to this prospectus represents 67.8% of our outstanding stock if the debenture is fully converted and all the warrants are exercised assuming 237,569,367 shares are issued and outstanding. In the event that Golden Gate Investors, Inc. were to convert the entire $250,300 debenture, we would be required to issue 3,668,563,667 shares based on a market price of $.001 per share as of December 6, 2005.

Common stock to be outstanding after the offering	Up to 737,569,367 shares
Use of Proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive up to $2,000,000 upon exercise of the warrants by the selling stockholder less prepaid warrants in the amount of $213,303. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

Over-the-Counter Bulletin Board Symbol	IVGA

The above information regarding common stock to be outstanding after the offering is based on 237,569,367 shares of common stock outstanding as of December 6, 2005 and assumes the subsequent conversion of our issued convertible debentures and exercise of warrants by our selling stockholder.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. on April 27, 2004 for the sale of (i) $300,000 in convertible debentures and (ii) warrants to buy 3,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants.

The investors provided us with an aggregate of $300,000 as follows:

•	$150,000 was disbursed to us on April 27, 2004;
•	$100,000 was disbursed to us in July 2004; and
•	$50,000 was disbursed upon effectiveness of our prior registration statement in November 2004.

The debentures bear interest at 7 ¾%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder’s option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the discount market price multiplied by ten times the dollar amount of the debenture and the entire foregoing result is then divided by the discount market price. The discount market price for the convertible debenture is 75% of the of the average of the three lowest volume weighted average prices during the 20 trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, we are not obligated to accept a conversion in the event that the conversion price is less than $.05 per share. In addition, Golden Gate Investors, Inc. is obligated to exercise the warrant concurrently with the submission of a conversion notice by Golden Gate Investors, Inc. Furthermore, Golden Gate Investors, Inc. has the right to enter into an additional convertible debenture in the amount of $200,000 and warrant to purchase 2,000,000 shares of common stock within 30 days of the principal amount of the current convertible debenture decreasing below $100,000

As of December 6, 2005, the outstanding balance on the convertible debenture was $250,300 and there was 2,503,000 unexercised warrants remaining. The warrant is exercisable at an exercise price of $1.00 per share. In addition, Golden Gate Investors, Inc. has advanced our company funds towards the prepayment of the warrant exercises of which $213,303 of the prepayments have not been applied towards the exercises of warrants by Golden Gate Investors, Inc. and, as a result, remain outstanding. Accordingly, until Golden Gate Investors, Inc. has exercised $213,303 of the prepaid warrants, we will not receive any funds in connection with this financing. In addition, pursuant to an addendum entered into on October 20, 2005, Golden Gate Investors, Inc. will provide us with further warrant prepayments in the amount of $15,000 upon filing this registration statement, $30,000 upon responding to comments from the Securities and Exchange Commission and up to $200,000 upon this registration statement being declared effective.

The aggregate effect of the concurrent conversion of the debentures at the applicable conversion price and the exercise of the warrants at $1.00 per share will result in the issuance of shares of common stock to the selling stockholder at a 25% discount to the market. For example, if the selling stockholder converts $1,000 of the debenture on December 6, 2005, we are required to issue 14,656,667 shares assuming a market price of $.001 and a conversion price of $.00075. However, the selling stockholder is also required to convert the warrant into 10,000 shares of common stock or ten times the dollar amount of the debenture being converted at $1.00 per share. The end result is that we will receive $1,000 that has been previously funded through the debenture and $10,000 that will be funded upon exercise of the warrant or has been funded through the prepayment of the warrants and we are required to issue 14,656,667 shares of common stock.

Golden Gate Investors, Inc. has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the convertible debentures.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We have a history of losses which may continue, requiring us to seek additional sources of capital which may not be available, requiring us to curtail or cease operations.

We incurred net losses of $717,569 for the nine months ended September 30, 2005 and $3,292,955 for the year ended December 31, 2004. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. We recently had to curtail our operations and have terminated all employees except the Chief Executive Officer. If we are unable to again establish our company and our web site, www.travelhotlink.com, in the area of e-mail broadcasting and sell such products to travel suppliers that willing to discount their products, then revenues will grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. We will continue to incur losses until we are able to establish significant sales of our services. Our possible success is dependent upon the successful development and marketing of our services and products, as to which there is no assurance. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon us or may force us to reduce or curtail operations. In addition, we will require additional funds to sustain and expand our sales and marketing activities, particularly if a well-financed competitor emerges. Based on our current funding arrangement with Golden Gate Investors, Inc., we do not anticipate that we will require additional funds to continue our operations for the next twelve months. In the event that our financing arrangement with Golden Gate Investors, Inc. is terminated or if we need additional financing, there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations.

If we are unable to obtain additional funding our business operations will be harmed and if we do obtain additional financing our then existing shareholders may suffer substantial dilution.

We expect that we will need approximately $850,000 in additional financing in order to implement our new business plan, which will focus on the offering of e-mail broadcasting of discounted travel products to travel enthusiasts.. We believe we will be able to raise such financing through our current facility with Golden Gate Investors, Inc. However, if we should need to raise capital in addition to our financing arrangement with Golden Gate Investors, Inc. as a result of unforeseen circumstances, there can be no assurance that financing will be available when needed on terms that are acceptable to us. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our Independent Auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report dated September 27, 2005, our independent auditors stated that our financial statements for the year ended December 31, 2004 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of a loss for the year ended December 31, 2004 in the amount of $3,292,955 and stockholders deficit of $2,388,286 as of December 31, 2004. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net losses and stockholders’ deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

A decline in leisure travel or disruptions in travel generally could hurt business.

We earn almost all our revenue from the travel industry, particularly from leisure travel. Leisure travel is highly sensitive to personal discretionary spending levels and thus tends to decline during general economic downturns. In addition, other adverse trends or events that tend to reduce leisure travel are likely to hurt business. These may include:

•	political instability;

•	regional hostilities;

•	terrorism;

•	fuel price escalation;

•	travel-related accidents;

•	bad weather; or

•	airline or other travel related strikes.

We face actual and potential competition from many sources.

Some of our competitors, have longer histories, larger client bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. These competitors may be able to replicate the factors that make us successful. They may also enter into strategic or commercial relationships with larger, established and well-financed companies. They might also be able to build strong brand recognition in the leisure travel market, through widespread advertising and other marketing efforts. Some of our competitors may be able to devote greater resources to marketing and promotional campaigns on the Internet. Competitors may also devote substantially more resources to website and systems development than we can. Any or all of these developments could bring heavy competitive pressures to bear our company.

Our company’s brand may not achieve the broad recognition necessary to succeed.

Our company believes that we must establish, entrench and enhance our brand to continue to attract and expand business. Failure to entrench and enhance our brand could hurt business. The success of our brand will depend to a certain extent on its ability to establish and enhance advertising programs. The number of Internet sites that offer competing services increases the importance of establishing and maintaining brand name recognition. Many online sites already have well-established brands in online services or the travel industry generally. We intend to expand our advertising expenditure but these expenditures may not result in increased business activity or the desired enhancement of brand recognition. This could adversely affect results of operations.

Our current and planned personnel, systems, procedures and controls may be inadequate to support planned growth, and management may not be able to identify, manage and exploit existing and potential market opportunities successfully.

We may not be able to keep up with the industry's rapid technological and other changes. The industry in which we compete is characterized by:

•	rapid technological change;

•	changes in user and client requirements and preferences;

•	frequent new product and service introductions embodying new technologies;

•	the emergence of new industry standards and practices; and

•	the emerging importance of the Internet and the proliferation of companies offering Internet-based products and services.

These developments could render existing online sites and proprietary technology and systems to become quickly obsolete. Management’s inability to modify or adapt infrastructure in a timely manner or the expenses incurred in making such adaptations could hurt business.

As a result, we will be required to continually improve the performance, features and reliability of our services, particularly in response to competitive offerings. Our success will depend, in part, on our ability to enhance existing services and develop new services in a cost-effective and timely manner. The development of proprietary technology entails significant technical and business risks and requires substantial expenditures and lead-time. We may not be able to adapt successfully to client requirements or emerging industry standards. In addition, the widespread adoption of Internet, networking or telecommunications technologies or other technologies could require us to incur substantial expenditures to modify or adapt our services or infrastructure.

Regulatory and legal uncertainties could harm our business.

The United States and other governments heavily regulate certain segments of the travel industry. Accordingly, certain services offered by us are affected by such regulations. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could hurt our business.

We are subject to federal regulations prohibiting unfair and deceptive practices. In addition, federal regulations concerning the display and presentation of information currently applicable to airline booking services could be extended to us in the future, as well as other laws and regulations aimed at protecting clients accessing travel services through an online or Internet service.

We are also subject to regulations applicable to businesses generally and laws or regulations applicable to online and Internet commerce. Although currently, there are not many laws and regulations that directly apply to the Internet and commercial online services, it is possible that laws and regulations may be adopted with respect to the Internet or commercial online services covering issues such as user privacy, advertising, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for online and Internet commerce may prompt calls for more stringent consumer protection laws. Such laws would likely impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services. In turn, this could decrease the demand for our products and services and increase our cost of doing business, or otherwise hurt our business.

Moreover, in many states, there is currently great uncertainty whether or how existing laws governing property ownership, sales and other taxes, libel, personal jurisdiction, choice of law and privacy apply to the Internet and commercial online services. These issues may take years to resolve. For example, tax authorities in a number of states, as well as a Congressional advisory commission, are currently reviewing the appropriate tax treatment of companies engaged in online and Internet commerce, and new state tax regulations may subject us to additional state sales and income taxes.

We may have violated United States securities laws as a result of our spin off of the securities held in ISIP Telecom Group, which may subject our company to fines, sanctions and/or penalties.

On January 9, 2004, we acquired ISIP Telecom Group in consideration for the issuance of 100,000 shares of common stock. We elected to spin off 75% of our ownership in ISIP to our shareholders of record as of August 20, 2004. We issued such shares in connection with this dividend during the year ended December 2004. No registration statement was filed in connection with such spin off and ISIP is not a reporting company under the Securities Exchange Act of 1934, as amended. It has recently come to our attention that such spin off may have been consummated in violation of the Securities Act of 1933, as amended. We did not provide an information statement regarding such spin off and ISIP has not filed registered its securities under the Securities Exchange Act of 1934, as amended. As a result, our company may be subject to fines, sanctions and/or penalties. At this time, we are unable to determine the amount of such fines, sanctions and/or penalties that may be incurred by our company.

Risks Relating to Our Current Financing Arrangement:

There Are a Large Number of Shares Underlying Our Convertible Debentures, and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of December 6, 2005, we had 237,569,367 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 3,668,000,000 shares of common stock at current market prices, and outstanding warrants to purchase 2,503,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Formula Feature of Our Convertible Debentures Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

Our obligation to issue shares upon conversion of our convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of December 6, 2005 of $0.001.

% Below	Price Per	With Discount	Number of Shares	% of Outstanding
Market	Share	at 25%	Issuable	Stock

25%	$.0008	$.0006	4,892,252,556	95.37%
50%	$.0005	$.0004	7,339,630,333	96.86%
75%	$.0003	$.0002	14,681,763,667	98.41%

As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion formula feature of our Convertible Debentures May Encourage Investors to Make Short Sales in Our Common Stock, Which Could Have a Depressive Effect on the Price of Our Common Stock.

The convertible debentures are convertible into the number of our shares of common stock equal to the dollar amount of the debentures being converted multiplied by 11, less the product of the discounted market price multiplied by 10 times the dollar amount of the debentures being converted, which is divided by the discounted market price. The discounted market price for the convertible debentures is 75% of the average of the lowest volume weighted average prices of our common stock during the five trading days prior to the conversion. In addition, as the selling stockholder converts its convertible debenture it is required to concurrently exercise its warrant which will result in the issuance of additional shares of common stock. The selling stockholder's warrant is exercisable into shares of our common stock equal to ten times the dollar amount of the debenture being converted divided by the exercise price, which is $1.00. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance of Shares Upon Conversion of the Convertible Debentures and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.9% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

The Shares Of Common Stock Allocated For Conversion Of The Convertible Debentures and Registered Pursuant To This Prospectus Are Not Adequate And We Will Be Required to File A Subsequent Registration Statement Covering Additional Shares Resulting in Substantial Costs In Connection Therewith.

We are currently registering 498,000,000 shares to cover the conversion of the convertible debentures. The shares of common stock we have allocated for conversion of the convertible debentures and are registering hereunder are not adequate to cover the conversion of the convertible debenture. Accordingly, we are required to file an additional registration statement and we will incur substantial costs in connection with the preparation and filing of such registration statement.

If We Are Required for any Reason to Repay Our Outstanding Convertible Debentures, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Convertible Debentures, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

In April 2004, we entered into a Securities Purchase Agreement for the sale of an aggregate of $300,000 principal amount of convertible debentures. The convertible debentures are due and payable, with 7 ¾% interest, two years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default could require the early repayment of the convertible debentures at a price equal to 125% of the amount due under the debentures. As of December 6, 2005, the remaining balance on the convertible debenture is $250,300 We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

Risks Relating to Our Common Stock:

If we fail to obtain stockholder approval to increase our authorized shares of common stock, we may be required to repay our convertible debenture as well as pay various penalties.

We presently do not have an adequate amount of authorized and unissued shares of common stock to issue in connection with the financing entered into with Golden Gate Investors, Inc. In the event we are unable to obtain an increase in our authorized common stock, we will be required to repay the convertible debenture and we will be subject to penalties associated with such payment.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "IVGA”. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High	Low
2003
Fourth Quarter	.45	.09

2004
First Quarter	.26	.09
Second Quarter	.12	.04
Third Quarter	.06	.01
Fourth Quarter	.45	.09

2005
First Quarter	.02	.002
Second Quarter	.003	.001
Third Quarter	.004	.001
Fourth Quarter*	.002	.001
*Up to December 6, 2005

HOLDERS

    As of December 6, 2005, we had approximately 750 record holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Florida Atlantic Stock Transfer, 7310 Nob Hill Road, Tamarac, Florida 33321 (954) 726-4954.

    We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

We began our business operations in July 2001 with advertising of discount air travel tickets in newspapers in South Florida, which resulted in limited sales beginning in September of that year. Although we introduced our web site, www.dontpayfullfare.com in January 2002, ticket sales have remained confined primarily to the telephone from inception to the date hereof. In early 2002, we initiated negotiations for the acquisition of our wholly owned subsidiary, Casino Rated Players, which was completed on July 15, 2002. We subsequently sold Casino Rated Players during the quarter ended September 30, 2005 to Casino Players, Inc., a Nevada corporation. In consideration for the sale of Casino Rated Players, we received 4,000,000 shares of common stock of Casino Players, Inc. William Forhan, our Chief Executive Officer, is a shareholder and executive officer of Casino Players, Inc.

Acquisitions

ISIP TELECOM GROUP was acquired January 9, 2004 for 100,000 shares of restricted shares of our company valued at $.10 per share. ISIP provides the ability to make telephone calls worldwide using the internet, receiving clear reception at low rates. We have elected to spin off 75% of our ownership in ISIP to our shareholders of record as of August 20, 2004. We issued such shares in connection with this dividend during the year ended December 2004.

AIRPLAN INC was acquired February 18, 2004 for $500,000 in our common stock and acceptance of $440,000 in debt. We issued 1,000,000 shares in connection with the acquisition. If the value of the stock is not $500,000 by August 18, 2004, we will be required to issue additional shares. Airplan’s President, John Latimer, resigned from his position with Airplan and our company. Mr. Latimer was the key component to Airplan’s success and his departure resulted in a decline in business that resulted in the winding down of the operations of Airplan. We do not intend to issue additional shares to Mr. Latimer due to his violation of his employment agreement. We continue to generate revenue through our Airplan web site however we have ceased all other operations with respect to Airplan.

Las Vegas Excitement

LAS VEGAS EXCITEMENT INC. On March 15, 2004, we opened our Las Vegas office with the goal of setting up an inbound tour operation which will offer Las Vegas rooms, car rentals, air transportation, show tickets, limos, sightseeing tours and free rooms to casino qualified players. Due to lack of funding we terminated all staff in our Las Vegas office. Upon generating adequate funding, we intend to again commence operations in Las Vegas.

Results of Operations for the Nine and Three Months Ended September 30, 2005 Compared to the Nine and Three Months Ended September 30, 2004

REVENUES:

Revenues are net commission and fees, there is no cost of sale. Revenues for the quarter ended September 30, 2005 were $16,608 compared to revenues of $254,650 for the quarter ended September 30, 2004. Revenues for the nine months ended September 30, 2005 were $98,041 compared to $631,956 for nine months ended September 30, 2004. The primary reason for the decrease in 2005 as compared to 2004 was the lost airline contracts from the winding down of Airplan Inc., our wholly owned subsidiary.

EXPENSES:

The total expenses for the three months September 30, 2005 were $142,242 as compared to $639,774 for the three month period ended September 30, 2004. The major components of general and administrative expenses for three months ended September 30, 2005 as compared to September 30, 2004 were payroll of $87,000 (2005) and 252,461 (2004), marketing of $2,500 (2005) and $132,000 (2004), professional fees of $31,000 (2005) and $31,500 (2004). The nine month expenses for September 30, 2005 were $822,025 compared to $1,840,692 for nine months ended September 30, 2004.

NET LOSSES:

Net losses for the quarter ended September 30, 2005 were $125,634 and loss per share was $0.001 compared to a net loss of $3,899,491 for the quarter ended September 30, 2004 and loss per share of $0.006 for the quarter ended September 30, 2004. The nine month losses as of September 30, 2005 were $717,569 with a loss per share of $.004 versus losses of $2,241,231 with a loss per share of $.04 for the same period in 2004. The reason for the decrease net loss was the winding down of our Airplan operations.

Results of Operations for the Year Ended December 31, 2004 As Compared to the Year Ended December 31, 2003

Revenues

Revenues are net commission and fees. There is no cost of sale. Revenues for the year ended December 31, 2004 were $734,402 as compared to revenues of $7,805 for the year ended December 31, 2003. The revenues in both periods were derived principally from the commission and fees earned from the sale of airline tickets. The primary reason for the increase in 2004 over 2003 was the acquisition of Airplan Inc. and start up of two subsidiaries.

Expenses

The total expenses for the year ended December 31, 2004 were $2,741,353 and .$818,208 for the year ended December 31, 2003. The major components of general and administrative expenses for twelve months ended December 31, 2004 were payroll of $1,079,531, marketing of $577,386 of which $426,000 was paid in stock, professional fees of $317,981. The additional costs in 2003 are professional fees ($155,640) for the SB-2 registration and financial reports and the market awareness campaign totaling $116,837.

Net Losses

Net loss increased for the year ended December 31, 2004 to $3,292,955 compared to a net loss of $905,402 for the 2003 fiscal year. The increase in net loss for the year ended 2004 compared to 2003 was principally due to additional professional fees.

Liquidity & Capital Resources

At September 30, 2005 and 2004, our current ratios are .009 and .013 respectively. We have not generated sufficient revenue in any period to carry our costs of operations, realizing a negative cash flow from operations of $263,292 for the nine months 2005 compared to a negative cash flow of $644,389 for September 30, 2004. We have derived our liquidity principally from our financing arrangement with Golden Gate Investors, Inc.

Our losses for three months ended September 30, 2005 were $717,569. Upon effectiveness of this prospectus, we expect to receive approximately up to $200,000 in prepaid warrants in connection with our financing with Golden Gate Investors. Accordingly, management does not believe that there is any need to raise additional capital as the equity funding of $175,000 per month will provide us with the cash needed to pursue our new business plan.

  Our existence is dependent upon management’s ability to develop profitable operations and resolve our liquidity problems. During the next 12 months, management does not believe that we will be able to generate cash sufficient to support its operations. As a result, our ability to continue as a going concern is contingent upon our ability to secure equity funding, financing and to attain profitability.

CAPITAL RESOURCES:

We anticipate generating cash to continue our operations from private sales of our common stock. There is no guarantee that we will be able to reach these levels or generate cash through the sale of our common stock.

Our ability to continue as a going concern is dependent upon several factors. These factors include our ability to:

•	generate sufficient cash flows to meet our obligations on a timely basis;
•	obtain additional financing or refinancing as may be required;
•	aggressively control costs; and
•	achieve profitability and positive cash flows.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. on April 27, 2004 for the sale of (i) $300,000 in convertible debentures and (ii) warrants to buy 3,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants.

The investors provided us with an aggregate of $300,000 as follows:

•	$150,000 was disbursed to us on April 27, 2004;
•	$100,000 was disbursed to us in July 2004; and
•	$50,000 was disbursed upon effectiveness of our prior registration statement in November 2004.

The debentures bear interest at 7 ¾%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder’s option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the discount market price multiplied by ten times the dollar amount of the debenture and the entire foregoing result is then divided by the discount market price. The discount market price for the convertible debenture is 75% of the of the average of the three lowest volume weighted average prices during the 20 trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, we are not obligated to accept a conversion in the event that the conversion price is less than $.05 per share. In addition, Golden Gate Investors, Inc. is obligated to exercise the warrant concurrently with the submission of a conversion notice by Golden Gate Investors, Inc. Furthermore, Golden Gate Investors, Inc. has the right to enter into an additional convertible debenture in the amount of $200,000 and warrant to purchase 2,000,000 shares of common stock within 30 days of the principal amount of the current convertible debenture decreasing below $100,000

As of December 6, 2005, the outstanding balance on the convertible debenture was $250,300 and there was 2,503,000 unexercised warrants remaining. The warrant is exercisable at an exercise price of $1.00 per share. In addition, Golden Gate Investors, Inc. has advanced our company funds towards the prepayment of the warrant exercises of which $213,303 of the prepayments have not been applied towards the exercises of warrants by Golden Gate Investors, Inc. and, as a result, remain outstanding. Accordingly, until Golden Gate Investors, Inc. has exercised $213,303 of the prepaid warrants, we will not receive any funds in connection with this financing. In addition, pursuant to an addendum entered into on October 20, 2005, Golden Gate Investors, Inc. will provide us with further warrant prepayments in the amount of $15,000 upon filing this registration statement, $30,000 upon responding to comments from the Securities and Exchange Commission and up to $200,000 upon this registration statement being declared effective.

The aggregate effect of the concurrent conversion of the debentures at the applicable conversion price and the exercise of the warrants at $1.00 per share will result in the issuance of shares of common stock to the selling stockholder at a 25% discount to the market. For example, if the selling stockholder converts $1,000 of the debenture on December 6, 2005, we are required to issue 14,656,667 shares assuming a market price of $.001 and a conversion price of $.00075. However, the selling stockholder is also required to convert the warrant into 10,000 shares of common stock or ten times the dollar amount of the debenture being converted at $1.00 per share. The end result is that we will receive $1,000 that has been previously funded through the debenture and $10,000 that will be funded upon exercise of the warrant or has been funded through the prepayment of the warrants and we are required to issue 14,656,667 shares of common stock.

Golden Gate Investors, Inc. has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

Critical Accounting Estimates

The preparation of our financial statements in conformity with generally accepted accounting principles requires estimates and assumptions that affect the reported amounts revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements. The SEC has defined a company’s most critical accounting policies as the ones that are most important to the portrayal of the company’s financial condition and results of operations. Based on this definition, we have identified the critical accounting policies. Management believes that our estimates and assumptions are reasonable, they are based upon current information available. Actual results may differ significantly from managements estimates under different conditions.

Revenue Recognition:

The Company derives its revenue from commissions earned from travel suppliers and fees to customers. We recognize revenues upon receipt from customers. Company revenues are derived from airline tickets, and commission received from hotel, cruise, car rental reservations and service fees.

Expense Recognition:

Expenses are recognized at time of invoice receipt, and accruals rent, payroll and telephone expenses.

Financial Instruments:

The Company’s short-term financial instruments consist of cash and cash equivalents, notes payable and accounts payable. The carrying amounts of these financial instruments approximates fair value because of their short-term maturities. Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash. During the period the Company did not maintain cash deposits at financial institutions in excess of the $100,000 limit covered by the Federal Deposit Insurance Corporation. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments.

Comprehensive Income:

SFAS No. 130, “Reporting Comprehensive Income”, establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. To date, the Company has not engaged in transactions which would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement.

Income Taxes:

The Company adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, effective January 3, 2001. Under SFAS, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse.

The Company has not provided either a provision or a credit for income taxes due to recurring losses from inception. At December 31, 2003, the Company had approximately $1,100,000 of federal and state operating loss carryforwards available to offset future taxable income. These net operating loss carryforwards will begin expiring in 2017.

BUSINESS

OVERVIEW

We began our business in July 2000 by offering airline tickets and other travel-related products and services over the telephone and have expended to offering them over the Internet. The travel related services include hotel rooms, car rentals, cruises, casino packages and vacation packages. Our website is located at www.dontpayfullfare.com. At this website, Internet users can view and compare air fares and book airplane tickets, hotel rooms, car rentals, cruises, casino packages and vacation packages. Through our acquisition of Air Plan, Inc., we began the sale of discount tickets to the airline industry. Due to the lack of funding and the resignation of Mr. Latimer we have been unable to develop our operations and our revenues have substantially decreased. As a result, although we continue to generate limited revenue through Air Plan, Inc. and our web site, www.dontpayfullfare.com, we intend to focus on a new line of business. We intend to focus on our new business model as a technology and Internet media company branding the name Travel Hot Link ( www.travelhotlink.com ). Travel Hot Link will focus on the travel industry by offering e-mail broadcasting to travel enthusiasts of various discounted travel products.

TRAVELHOTLINK.COM

We intend to focus on our new business model as a technology and Internet media company branding the name Travel Hot Link ( www.travelhotlink.com ). Travel Hot Link will focus on the travel industry by offering e-mail broadcasting to travel enthusiasts of monthly offering of perishable products (i.e. airline seats, hotel rooms, cruise cabins, car rentals and tour packages) at a discount in order to avoid the loosing revenue if the product were not sold. Our customers will be able to link, via the Internet, with a travel Supplier of their choice in order to purchase the travel product from the travel supplier. Our revenue will be generated from the sale of the e-mail broadcast to travel suppliers.

Industry

We believe that newspapers are currently the main medium for travel companies to advertise their offers.  We believe that several factors are causing and will continue to cause travel companies to increase their spending on Internet advertising including the fact that we believe the Internet is a growing place of commerce, it permits you to provide real-time listings, real-time updates, and performance tracking, it allows a fast, flexible, and cost-effective manner for advertising and we believe that many travel suppliers prefer to sell directly to consumers through suppliers’ web sites versus selling through travel agents.

We believe that travel companies often face the challenge of being able to effectively and quickly market and sell excess inventory (i.e. airline seats, hotel rooms, or cruise cabins that are likely to be unfilled). The success of marketing excess inventory can have a substantial impact on a travel company’s net income. Almost all costs of travel services are fixed. That is, the costs do not vary with sales. A relatively small amount of unsold inventory can have a significant impact on the profitability of a travel company.

Our management believes that travel companies need a fast, flexible, and cost-effective solution for marketing excess inventory. The solution must be fast, because travel services are a quickly expiring commodity. The period between the time when a company realizes that there is excess inventory and the time when the value of the travel service has become worthless is very short. The solution must be flexible, because the travel industry is dynamic and the demand for excess inventory is difficult to forecast. It is difficult for travel companies to price excess inventory and to forecast the marketing effort needed to sell excess inventory. The marketing must be cost-effective because excess inventory is often sold at highly discounted prices, which lowers margins.

Our management believes that newspaper advertising, with respect to advertising excess inventory, suffers from a number of limitations which do not apply to the Internet:

•	typically, ads must be submitted 2 to 5 days prior to the publication date, which makes it difficult to advertise last-minute inventory;
•	once an ad is published, it cannot be updated or deleted when an offer is sold out;
•	once an ad is published, the travel company cannot change a price;
•	in many markets, the small number of newspapers and other print media reduces competition, resulting in high rates for newspaper advertising; and
•	newspaper advertising does not allow for detailed performance tracking.

Our Proposed Products and Services

We intend to provide airlines, hotels, cruise lines, vacation packagers, and other travel suppliers with a fast, flexible, and cost-effective way to advertise their sales and specials to millions of users. We intend to focus on our new business model as a technology and Internet media company branding the name Travel Hot Link ( www.travelhotlink.com ). Travel Hot Link will focus on the travel industry by offering e-mail broadcasting to travel enthusiasts of various discounted travel products.

Growth Strategy

We will need to raise approximately $850,000 in financing in order to develop our technology and commence our marketing efforts.

Competition

We will compete with large Internet portal sites, such as About.com, America Online, Lycos, MSN and Yahoo!, that offer listings or other advertising opportunities for travel companies as well as Travelzoo which offers an e-mail product that is similar to ours. We also compete with search engines like Google or Overture that offer pay-per-click listings. In addition, we will compete with newspapers, magazines and other traditional media companies that operate Web sites which provide advertising opportunities. We expect to face additional competition as other established and emerging companies, including print media companies, enter our market. We believe that the primary competitive factors are price and performance.

We expect that many of our competitors will have longer operating histories, significantly greater financial, technical, marketing and other resources and larger client bases than we do. In addition, these competitors may make strategic acquisitions or establish cooperative relationships to expand their businesses or to offer more comprehensive solutions.

New technologies could increase the competitive pressures that we face. The development of competing technologies by market participants or the emergence of new industry standards may adversely affect our competitive position. Competition could result in reduced margins on our services, loss of market share or less use of our products by travel companies and consumers. If we are not able to compete effectively with current or future competitors as a result of these and other factors, our business could be materially adversely affected.

Government Regulation and Legal Uncertainties

There are increasing numbers of laws and regulations pertaining to the Internet, including laws and regulations relating to user privacy, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy and domain name registration. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, patent, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing.

Privacy Concerns. Government agencies are considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when using Internet sites or e-mail services. While we have implemented and intend to implement additional programs designed to enhance the protection of the privacy of our users, these programs may not conform to any regulations which may be adopted by these agencies. In addition, these regulatory and enforcement efforts may adversely affect our ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide advertisers with demographic information.

 Anti-Spam Legislation . In December 2003, the CAN-SPAM Act of 2003, a new federal anti-spam law, was enacted. This new law pre-empts various state anti-spam laws and establishes a single standard for e-mail marketing and customer communications. We believe that this new law will overall benefit our business as we do not use spam techniques or practices and will benefit now that others are prohibited from doing so.

Domain Names. Domain names are the user’s Internet “addresses.” The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform. We own the domain names for travelhotlink.com,. Because of these protections, it is unlikely, yet possible, that third parties may bring claims for infringement against us for the use of our domain name and trademark. In the event such claims are successful, we could lose the ability to use our domain names. There can be no assurance that our domain name will not lose its value, or that we will not have to obtain entirely new domain names in addition to or in lieu of our current domain name if changes in overall Internet domain name rules result in a restructuring in the current system of using domain names which include “.com,” “.net,” “.gov,” “.edu” and other extensions.

 Jurisdictions. Due to the global nature of the Internet, it is possible that, although our transmissions over the Internet originate primarily in Florida, the governments of other states and foreign countries might attempt to regulate our business activities. In addition, because our service is available over the Internet in multiple states and foreign countries, these jurisdictions may require us to qualify to do business as a foreign corporation in each of these states or foreign countries, which could subject us to taxes and other regulations.

Intellectual Property

Our success will depend to a significant degree upon the protection of our brand names, including Travelhotlink. If we were unable to protect the Travelhotlink brand name, our business could be materially adversely affected. We rely upon a combination of copyright, trade secret and trademark laws to protect our intellectual property rights. The steps we have taken to protect our proprietary rights, however, may not be adequate to deter misappropriation of proprietary information.

We may not be able to detect unauthorized use of our proprietary information or take appropriate steps to enforce our intellectual property rights. In addition, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of other countries in which we may market our services in the future are uncertain and may afford little or no effective protection of our intellectual property.

DONTPAYFULLFARE.COM

Our Internet website is located at www.dontpayfullfare.com. Visitors to our website are greeted by a home page, from which users can select the type of travel product they desire. By clicking the desired menu item, visitors are guided through a series of screens that enable them to select the particular travel product(s) they are seeking and dates on which they desire to travel. Once the desired selections are made, visitors can obtain pricing information and make reservations for their selections. Payment can be made by most major credit cards.

Our web site was designed and is maintained for it by an independent third party, whose services our web site on an as-needed basis, at prevailing hourly rates. The website is updated on a continuing basis to ensure that offerings are current. We have expended approximately $35,000 on development of dontpayfullfare.com. Other than costs of maintenance and enhancement, we do not anticipate expending any substantial amounts or hours on web site development in the future.

Our dontpayfullfare.com website offers the following products and services to visitors:

•	Air Line Tickets - Visitors can view and compare fares and purchase tickets for domestic and international flights. We display airfares offered by major airline carriers worldwide.
•
Hotel Accommodations - Visitors can select hotel accommodations by selecting their destination country, state/province and city, and viewing a list of properties available on the dates selected. We offer hotel reservations through an affiliate program of CNG Group that enables us to sell hotel rooms online, worldwide.

•	Car Rentals - Our website offers car rental services through Alamo Car Rental.
•
Cruises - We offer cruises from all of the major cruise lines including Crystal Cruise Lines, Carnival Cruise Lines, Norwegian Cruise Lines and Royal Caribbean Lines. We utilize a third-party cruise booking engine.

•	Casino Packages - We offer discounted casino tour packages to website customers, and complementary rooms and suites to qualified players through our Casino Rated Players website.

Our access to the operators of global reservation systems is based on our participation in the travel industry. These products and services are available to us through the personal relationships Mr. Scott has developed over his years in the travel industry. None of these relationships are reflected in written agreements. Our primary reliance on informal relationships which Mr. Scott maintains based on his many years of involvement in the travel industry and his personal relationships with the airline consolidators with which he does business, rather than written agreements, for access to airline consolidators and other services makes us vulnerable to loss to such access. We offer hotel accommodations to our customers under CNG Group's standard affiliate contract. We also offer car rentals to our customers provided by Alamo Car Rental under that company's standard affiliate contract. In the case of both hotel bookings and car rentals, we are paid the standard commission under the respective affiliate agreements.

AIR PLAN

Through our acquisition of Air Plan, we commenced operations in the sale of discount tickets for international leisure travel. Due to the lack of funding and the subsequent resignation of Mr., Latimer as an executive officer and director of our company, we have terminated all employees, closed our Pennsylvania office and have effectively ceased material operations although we occasionally generate a limited amount of revenue in connection with this line of business though sales on the Internet. A majority of Air Plan’s gross bookings have historically come from the sale of non-published fares, which Air Plan acquires from airlines and resells to the travel industry at a profit. We purchase non-published fares only when we resell them to clients, so that we have no inventory carrying costs. On these fares, we set our resale prices to meet the demands of leisure travelers who are looking for the lowest price. We also sell published fares for which we receives commissions from the airlines. Air Plan's revenue historically has been generated by ticket sales through one call center. In April 2002, Air Plan broadened its ticket distribution by offering online booking. We do not intend to focus our business operations in the future on this line of business and will eventually cease all operations once our Travelhotlink business develops, if at all.

Though our wholly owned subsidiary, we have the right to acquire non-published fares pursuant to contracts from carriers. We then resell these tickets at profit margins. The prices we offer to clients are generally at a substantial discount to published fares. We purchase these fares only when we resell them to clients, so that it does not have inventory carrying costs. Our non-published fares are not available to consumers directly from the airlines and are not published, except as advertised by us or other companies that offer similar discount tickets. Availability of non-published fares varies from route to route based on availability from the airline carriers.

EMPLOYEES

We currently have a total of two employees, of which all are full time. None of our employees is represented by a labor organization, and we are not a party to any collective bargaining agreement. We have never had any employee strike or work stoppage and considers our relations with our employees to be good.

DESCRIPTION OF PROPERTIES

Our principal executive offices are located at 9553 Harding Avenue, Miami Beach, Florida 33154. We lease 900 square feet of commercial office space. The one-year lease terminated August 31, 2003 and we are on a month to month basis at $1,212 per month, totaling $14,544 per year. We closed our facilities located in Pittsburgh, Pennsylvania and Las Vegas, Nevada.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. Except for the item set forth below, we are not involved currently in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

On January 15, 2005, we received law suit from the owners of Jamaican Travel Services claiming we breached a Purchase and Employment Contract. We entered a Purchase Agreement with Jamaican Travel On June 12, 2004 and rescinded the Agreement on August 22, 2004 due to lack of due diligence information. We have hired legal counsel in California to defend the allegations. A trial date has not been set. We expect a trial date in late 2005 or early 2006. If the outcome of the litigation is unfavourable, we expect that damages will range between $25,000 and $92,000

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table includes the names, ages, positions held and terms of office of Invicta Group's directors and executive officers.

NAME	AGE	POSITION	DIRECTOR SINCE

William G. Forhan	60	Chief Executive Officer,	July 2002
		President and Director

Richard David Scott	58	Chief Operating Officer,	inception
		Chief Financial Officer
		and Director

Mercedes Henze	58	Vice President	Not Applicable
		Secretary

William G. Forhan has served as our Chief Executive Officer, President and director since July 15, 2002. From January 5, 2000 to July 15, 2002, he was the founder, director, president and owner of a majority of the stock of Casino Rated Players, Inc. which we acquired for stock on July 15, 2002. From June 1, 1999 until January 5, 2000 he served as President of byebyenow.com, Inc., a South Florida-based internet travel company. In January 2001, thirteen months after Mr. Forhan's departure, byebyenow.com filed a petition for liquidation under Chapter 7 of the Bankruptcy Code in the U.S. Federal Bankruptcy Court for the Southern District of Florida, Ft. Lauderdale Division, Case No. 01-20536-EKC-RBR. byebyenow.com's Amended Plan was confirmed on February 13, 2002. In related cases which are still pending, none of which involve Mr. Forhan, certain of byebyenow.com's management is being sued for claims including alleged securities fraud. From June 15, 1998 thru December 31, 1999, Mr. Forhan served as President of Aviation Industries Corp., a holding company specializing in the travel industry that acquired five (5) travel related companies. From January 5, 1994 to January 5, 2000, he served as President and Chief Executive Officer of Integrated Marketing Professionals, Inc., an over-the-counter (Pink Sheets: POKR) provider of casino package tours. More than two years after Mr. Forhan left the company, Integrated Marketing Professionals, Inc. filed a petition for relief under Chapter 7 of the Bankruptcy Code and has liquidated all of their assets

Richard David Scott is our founder, Chief Operating Officer and a director. From May 1, 1999 to August 15, 2001, Mr. Scott served as our president. From May 1, 1999 to August 15, 2001, Mr. Scott served as Chief Executive Officer of Globalfare.com, a California-based travel company specializing in both last minute travel specials and in travel for consumers who plan their vacations a year or more in advance. From June 1, 1981 until November 28, 1999 he served as President of Euram Flight Center, a Washington D.C.-based air consolidator. Mr. Scott is married to Ms. Henze.

Mercedes Henze has served as our Vice President since July 1, 2001. From August 1, 2000 to April 1, 2001, Ms. Henze served as Vice President for Globalfare.com. From November 1, 1982 to November 15, 2001, she served as Executive Vice President of Euram Flight Center. Ms. Henze is married to Mr. Scott.

Employment Agreements

We have entered into employment agreements with Mr. Forhan, our Chief Executive Officer, Mr. Scott, our Chief Operating Officer and Ms. Henze, our Vice President. Each agreement is for a term of two years, terminating August 1, 2004, which provide for automatic annual renewals, unless either our company or the employee elects to terminate the agreement at the end of the initial or any renewal term. Claims under the agreements are to be resolved by arbitration before the American Arbitration Association.

Our stockholders elect the directors at the annual meeting to serve for one year and until their successors are elected and qualify. Directors do not receive compensation for serving as directors. Officers are elected by the board of directors and their terms of office are, except as otherwise stated in employment contracts, at the discretion of the board of directors.

Audit Committee Financial Expert

We do not have a separately designated standing audit committee. Pursuant to Section 3(a)(58)(B) of the Exchange Act, the entire Board of Directors acts as an audit committee for the purpose of overseeing the accounting and financial reporting processes, and our audits of the financial statements. The Commission recently adopted new regulations relating to audit committee composition and functions, including disclosure requirements relating to the presence of an "audit committee financial expert" serving on its audit committee. In connection with these new requirements, our Board of Directors examined the Commission's definition of "audit committee financial expert" and concluded that we do not currently have a person that qualifies as such an expert. Presently, there are only four (4) directors serving on our Board, and we are not in a position at this time to attract, retain and compensate additional directors in order to acquire a director who qualifies as an "audit committee financial expert", but we intend to retain an additional director who will qualify as such an expert, as soon as reasonably practicable. While neither of our current directors meets the qualifications of an "audit committee financial expert", each of our directors, by virtue of his past employment experience, has considerable knowledge of financial statements, finance, and accounting, and has significant employment experience involving financial oversight responsibilities. Accordingly, we believe that our current directors capably fulfill the duties and responsibilities of an audit committee in the absence of such an expert.

CODE OF ETHICS

We have adopted our Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of the officers, directors and employees of our company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on the Company's review of copies of all disclosure reports filed by directors and executive officers of our company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company believes that there was compliance with all filing requirements of Section 16(a) applicable to directors and executive officers of our company during 2004.

EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 2004, 2003 and 2002 exceeded $100,000:

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION

				Other
				Annual	Restricted	Options	LTIP
Name & Principal		Salary	Bonus	Compen-	Stock	SARs	Payouts	All Other
Position	Year	($)	($)	sation ($)	Awards($)	(#)	($)	Compensation

William G. Forhan	2004	120,000(1)	0	0	-	-	-	-
President and CEO	2003	120,000(1)	0	0	-	-	-	-
	2002	50,000(1)	0	0	-	-	-	-

Richard D. Scott	2004	173,237	0	0	-	-	-	-
COO and CFO	2003	120,000(2)	0	0	-	-	-	-
	2002	110,000(2)	0	0	-	-	-	-

Mercedes Henze	2004	120,000(3)	0	0	-	-	-	-
Vice President	2003	86,250(3)	0	0	-	-	-	-
	2002	110,000(3)	0	0	-	-	-	-

(1) The above salary was accrued but not paid. However, in January 2004, in consideration for the forgiveness of $220,000 in owed salary we issued the executive 2,750,000 shares of common stock and 1,375,000 options to purchase common stock. We currently still owe the executive $256,025 in back salary through September 30, 2005. For the year ended December 31, 2004, Mr. Forhan was paid $48,468 and accrued an additional $71,539.

(2) The above salary was accrued but not paid. However, in January 2004, in consideration for the forgiveness of $195,500 in owed salary we issued the executive 2,443,750 shares of common stock and 1,221,875 options to purchase common stock. We currently still owe the executive $76,308 in back salary through September 30, 2005.

(3) The above salary was accrued but not paid. However, in January 2004, in consideration for the forgiveness of $205,725 in owed salary we issued the executive 2,571,562 shares of common stock and 1,285,781 options to purchase common stock. We currently still owe the executive $139,949 in back salary through September 30, 2005. During the year ended December 31, 2004, we paid $82,269 in salary and accrued an additional $37,731.

INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

The following table sets forth information about our 2002 Incentive and Non-Qualified Stock Option Plan approved by directors and stockholders on August 1, 2002.

Shares remaining	Shares issuable upon	Weighted average exercise
available	exercise of	price of outstanding
for future issuance	outstanding options	options

Stockholder
approved	none	none
plan 5,000,000

We do not have any equity compensation plan, which have not been approved by stockholders. The 2002 plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options, as well as direct stock grants. Under the 2002 plan, we may grant incentive stock options only to key employees and employee directors. We may grant non-qualified options and issue direct stock awards to its employees, officers, directors and consultants. The 2002 equity compensation plan is administered by our board of directors.

Subject to the provisions of the 2002 plan, the board determines who receives options or grants, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than ten percent of our voting stock. The exercise price for incentive stock options will be equal to or greater than the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a ten percent holder of our voting stock are exercisable at a price equal to or greater than 110 percent of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event will the exercise price be less than the par value for our common stock. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. The board may also direct the issuance of shares of our common stock as awards under the 2002 plan. Absent registration under the Securities Act of 1933, as amended, or the availability of an exemption from registration, shares of common stock received as stock grants and upon exercise of options will be subject to restrictions on sale or transfer provided in the federal securities laws.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We issued 11,000,000 shares to Mr. Forhan, as consideration for the acquisition of Casino Rated Players on July 15, 2002. Mr. Forhan was a founder of Casino Rated Players and purchased its stock at the time of its organization on January 27, 2000 for $.001 per share. At that time, Mr. Forhan was the Chief Executive Officer of Casino Rated Players and owned approximately two-thirds of its stock, but he was not a stockholder, director or officer of our company. The transaction was negotiated between Mr. Forhan and Mr. Scott. Mr. Forhan received one share of our company for each share of Casino Rated Players he owned (ten million shares) and two shares of our company for each dollar of $500,000 in deferred compensation, which Casino Rated Players owed to Mr. Forhan (one million shares).

Mr. Forhan loaned Casino Rated Players and aggregate of $320,671 during 2000, before its acquisition by our company in July 2002. Casino Rated Players used the borrowing for the following purposes.

Uses:	Amount
Investment Tours By Charlie.	$50,000
Cash: working capital	18,731
Marketing	29,593
Advertising and Promo	16,391
Legal	7,800
Furniture, Equip. and computers	18,000
Web site Development	16,500
Wages	122,000
G&A Exp	41,656

Total uses of loan	$320,671

We have executed a promissory note to Mr. Forhan for the loan. The note does not bear interest, and is due and payable in equal monthly installments over eighteen months commencing upon our obtaining not less than $1 million in additional equity funding, of which there is no assurance.

Mr. Scott sold 380,000 of his shares of our company in a private transaction and has loaned the proceeds of $38,000 to us for corporate working capital without interest. Mr. Forhan sold 250,000 shares of his shares of our company in a private transaction and has loaned the proceeds of $50,000 to our company for use in corporate working capital without interest. Subsequently, loans were converted into 380,000 shares and 250,000 shares of our common stock, respectively.

We sold Casino Rated Players during the quarter ended September 30, 2005 to Casino Players, Inc., a Nevada corporation. We determined that we did not have sufficient resources to develop the company. The members of our Board of Directors other than Mr. Forhan believed it would be best to dissolve Casino Rated Players. As an alternative, in consideration for the sale of Casino Rated Players, we received 4,000,000 shares of common stock of Casino Players, Inc., and an assumption of $43,000 of our deferred compensation liability, for an aggregate consideration $43,400. The 4,000,000 shares represent 13.8% of the total outstanding shares of capital stock of Casino Players, Inc. William Forhan, our Chief Executive Officer, is a shareholder and executive officer of Casino Players, Inc. The terms of the transaction were approved by our board of directors, excluding Mr. Forhan.

CHANGES IN REGISTRANTS CERTIFYING ACCOUNTANT

Larry Wolfe, CPA

On March 23, 2004, our Board of Directors approved the resignation of the registrant's Certifying Accountant, Dreslin Financial Services, Certified Public Accountants (the "Former Accountants") and engaged Larry Wolfe, CPA, Certified Public Accountants (the "New Accountants").

Reports in connection with audits of the two most recent fiscal years ending December 31, 2002 and 2001 were provided by the Former Accountants. The reports in connection with audits of the two most recent fiscals years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for going concern opinions.

During the period since the Former Accountant's engagement (inception to March 23, 2004, which was the New Accountant's engagement date) there were no disagreements with the Former Accountant, whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

On March 23, 2004, we engaged the New Accountants as our principal independent accountant. This decision to engage the New Accountants was taken upon the unanimous approval of the Board of Directors of our company.

During the two most recent fiscal years and through March 23, 2004, we have not consulted with the New Accountants regarding either:

1. the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that the New Accountants concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

2. any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-B.

Joel Baum, CPA

On September 15, 2005, our Board of Directors approved the resignation of the registrant's Certifying Accountant, Larry Wolfe, CPA, Certified Public Accountants (the "Wolfe") and on September 16, 2005 engaged Joel Baum, CPA, Certified Public Accountants (the "Baum").

Reports in connection with audits of the most recent fiscal year ending December 31, 2003 were provided by Wolfe. The reports in connection with audits of the most recent fiscal year did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion.

During the period since Wolfe's engagement until his termination there were no disagreements with Wolfe, whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Wolfe, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

On September 16, 2005, we engaged Baum as our principal independent accountant. This decision to engage Baum was taken upon the unanimous approval of the Board of Directors of our company.

During the two most recent fiscal years and through September 16, 2005, we have not consulted with Baum regarding either:

1. the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that the New Accountants concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

2. any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-B.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of December 6, 2005

•	by each person who is known by us to beneficially own more than 5% of our common stock;
•	by each of our officers and directors; and
•	by all of our officers and directors as a group.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock(1)

William G. Forhan (2)	13,050,000	5.49%
Richard David Scott (2)	8,873,750	3.74%
Mercedes Henze (2)	8,571,562	3.61%

All executive officers and directors (3 persons)	30,495,312	12.84%

* Less than 1% of the outstanding common stock.

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of December 6, 2005 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of 237,569,367 shares of common stock outstanding on December 6, 2005, and the shares issuable upon the exercise of options and warrants exercisable on or within 60 days of December 6, 2005.

(2) Executive officer and/or director.

The address of each beneficial owner in the table set forth above, unless otherwise indicated, is care of Invicta Group Inc., 9553 Harding Avenue, Suite 301, Miami Beach, Florida 33154. Mr. Scott and Ms. Henze are married. The shares legally owned by one are treated as being beneficially owned by the other, but have not been presented in this way in the table above in order to avoid possible confusion.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 1,000,000,000 shares of Common Stock, par value $.0001. As of December 6, 2005, there were 237,569,367 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

We have engaged Florida Atlantic Stock Transfer, 7310 Nob Hill Road, Tamarac, Florida 33321 as independent transfer agent or registrar.

PREFERRED STOCK

We are authorized to issue 50,000,000 shares of preferred stock, $.0001 par value per share, and no share of preferred stock are currently outstanding. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

CONVERTIBLE SECURITIES

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. on April 27, 2004 for the sale of (i) $300,000 in convertible debentures and (ii) warrants to buy 3,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants.

The investors provided us with an aggregate of $300,000 as follows:

•	$150,000 was disbursed to us on April 27, 2004;
•	$100,000 was disbursed to us in July 2004; and
•	$50,000 was disbursed upon effectiveness of our prior registration statement in November 2004.

The debentures bear interest at 7 ¾%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder’s option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the discount market price multiplied by ten times the dollar amount of the debenture and the entire foregoing result is then divided by the discount market price. The discount market price for the convertible debenture is 75% of the of the average of the three lowest volume weighted average prices during the 20 trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, we are not obligated to accept a conversion in the event that the conversion price is less than $.05 per share. In addition, Golden Gate Investors, Inc. is obligated to exercise the warrant concurrently with the submission of a conversion notice by Golden Gate Investors, Inc. Furthermore, Golden Gate Investors, Inc. has the right to enter into an additional convertible debenture in the amount of $200,000 and warrant to purchase 2,000,000 shares of common stock within 30 days of the principal amount of the current convertible debenture decreasing below $100,000.

As of December 6, 2005, the outstanding balance on the convertible debenture was $250,300 and there was 2,503,000 unexercised warrants remaining. The warrant is exercisable at an exercise price of $1.00 per share. In addition, Golden Gate Investors, Inc. has advanced our company funds towards the prepayment of the warrant exercises of which $213,303 of the prepayments have not been applied towards the exercises of warrants by Golden Gate Investors, Inc. and, as a result, remain outstanding. Accordingly, until Golden Gate Investors, Inc. has exercised $213,303 of the prepaid warrants, we will not receive any funds in connection with this financing. In addition, pursuant to an addendum entered into on October 20, 2005, Golden Gate Investors, Inc. will provide us with further warrant prepayments in the amount of $15,000 upon filing this registration statement, $30,000 upon responding to comments from the Securities and Exchange Commission and up to $200,000 upon this registration statement being declared effective.

The aggregate effect of the concurrent conversion of the debentures at the applicable conversion price and the exercise of the warrants at $1.00 per share will result in the issuance of shares of common stock to the selling stockholder at a 25% discount to the market. For example, if the selling stockholder converts $1,000 of the debenture on December 6, 2005, we are required to issue 14,656,667 shares assuming a market price of $.001 and a conversion price of $.00075. However, the selling stockholder is also required to convert the warrant into 10,000 shares of common stock or ten times the dollar amount of the debenture being converted at $1.00 per share. The end result is that we will receive $1,000 that has been previously funded through the debenture and $10,000 that will be funded upon exercise of the warrant or has been funded through the prepayment of the warrants and we are required to issue 14,656,667 shares of common stock.

Golden Gate Investors, Inc. has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

Sample Conversion Calculation

The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the discount market price multiplied by ten times the dollar amount of the debenture and the entire foregoing result is then divided by the discount market price. The discount market price for the convertible debenture is 75% of the of the average of the three lowest volume weighted average prices during the 20 trading days prior to the conversion. For example, assuming conversion of $1,000 of debentures on December 6, 2005, a conversion price of $0.00075 per share, the number of shares issuable upon conversion would be:

($1,000 x 11) - ($.00075 x (10 x $1,000)) = 14,656,667

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of December 6, 2005 of $0.001.

			Number	% of
% Below	Price Per	With Discount	of Shares	Outstanding
Market	Share	at 25%	Issuable	Stock

25%	$.0008	$.0006	4,892,252,556	95.37%
50%	$.0005	$.0004	7,339,630,333	96.86%
75%	$.0003	$.0002	14,681,763,667	98.41%

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if a such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Total
	Total Shares of	Percentage					Percentage
	Common Stock	of Common	Shares of			Beneficial	of Common
	Issuable Upon	Stock,	Common Stock	Beneficial	Percentage of	Ownership	Stock Owned
	Conversion of	Assuming	Included in	Ownership	Common Stock	After the	After
Name	Debentures	Full	Prospectus	Before the	Owned Before	Offering	Offering
	and/or Warrants	Conversion	(1)	Offering*	Offering*	(4)	(4)

Golden Gate	3,668,563,667	93.9%	Up to	12,240,693	4.9%	--	--
Investors,			500,000,000(3)
Inc.(2)			shares of
common stock

* These columns represents the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.9% limitation.

** Less than one percent.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes a good faith estimate of the shares issuable upon conversion of the convertible debentures and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the convertible debentures, if the convertible debentures had actually been converted on December 6, 2005, the conversion price would have been $.00075. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the convertible debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their convertible debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) The selling stockholder is an unaffiliated third party. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Norman Lizt may be deemed a control person of the shares owned by the selling stockholder.

(3) Includes 498,000,000 shares of common stock underlying our $250,300 convertible debenture based on a current conversion price of $.00075 as of December 6, 2005 and 2,000,000 shares of common stock underlying common stock purchase warrants issued to Golden Gate Investors, Inc.

(4) Assumes that all securities registered will be sold.

Terms of Convertible Debentures and Warrants Held by Golden Gate Investors, Inc.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. on April 27, 2004 for the sale of (i) $300,000 in convertible debentures and (ii) warrants to buy 3,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants.

The investors provided us with an aggregate of $300,000 as follows:

•	$150,000 was disbursed to us on April 27, 2004;
•	$100,000 was disbursed to us in July 2004; and
•	$50,000 was disbursed upon effectiveness of our prior registration statement in November 2004.

The debentures bear interest at 7 ¾%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder’s option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the discount market price multiplied by ten times the dollar amount of the debenture and the entire foregoing result is then divided by the discount market price. The discount market price for the convertible debenture is 75% of the of the average of the three lowest volume weighted average prices during the 20 trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, we are not obligated to accept a conversion in the event that the conversion price is less than $.05 per share. In addition, Golden Gate Investors, Inc. is obligated to exercise the warrant concurrently with the submission of a conversion notice by Golden Gate Investors, Inc. Furthermore, Golden Gate Investors, Inc. has the right to enter into an additional convertible debenture in the amount of $200,000 and warrant to purchase 2,000,000 shares of common stock within 30 days of the principal amount of the current convertible debenture decreasing below $100,000

As of December 6, 2005, the outstanding balance on the convertible debenture was $250,300 and there was 2,503,000 unexercised warrants remaining. The warrant is exercisable at an exercise price of $1.00 per share. In addition, Golden Gate Investors, Inc. has advanced our company funds towards the prepayment of the warrant exercises of which $213,303 of the prepayments have not been applied towards the exercises of warrants by Golden Gate Investors, Inc. and, as a result, remain outstanding. Accordingly, until Golden Gate Investors, Inc. has exercised $213,303 of the prepaid warrants, we will not receive any funds in connection with this financing. In addition, pursuant to an addendum entered into on October 20, 2005, Golden Gate Investors, Inc. will provide us with further warrant prepayments in the amount of $15,000 upon filing this registration statement, $30,000 upon responding to comments from the Securities and Exchange Commission and up to $200,000 upon this registration statement being declared effective.

The aggregate effect of the concurrent conversion of the debentures at the applicable conversion price and the exercise of the warrants at $1.00 per share will result in the issuance of shares of common stock to the selling stockholder at a 25% discount to the market. For example, if the selling stockholder converts $1,000 of the debenture on December 6, 2005, we are required to issue 14,656,667 shares assuming a market price of $.001 and a conversion price of $.00075. However, the selling stockholder is also required to convert the warrant into 10,000 shares of common stock or ten times the dollar amount of the debenture being converted at $1.00 per share. The end result is that we will receive $1,000 that has been previously funded through the debenture and $10,000 that will be funded upon exercise of the warrant or has been funded through the prepayment of the warrants and we are required to issue 14,656,667 shares of common stock.

Golden Gate Investors, Inc. has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

Sample Conversion Calculation

The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the discount market price multiplied by ten times the dollar amount of the debenture and the entire foregoing result is then divided by the discount market price. The discount market price for the convertible debenture is 75% of the of the average of the three lowest volume weighted average prices during the 20 trading days prior to the conversion. For example, assuming conversion of $1,000 of debentures on December 6, 2005, a conversion price of $0.00075 per share, the number of shares issuable upon conversion would be:

($1,000 x 11) - ($.00075 x (10 x $1,000)) = 14,656,667

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of December 6, 2005 of $0.001.

			Number	% of
% Below	Price Per	With Discount	of Shares	Outstanding
Market	Share	at 25%	Issuable	Stock

25%	$.0008	$.0006	4,892,252,556	95.37%
50%	$.0005	$.0004	7,339,630,333	96.86%
75%	$.0003	$.0002	14,681,763,667	98.41%

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Joel Baum, CPA, has audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2004, and for the years then ended that appear in the prospectus. Larry Wolfe, CPA, has audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2003, and for the years then ended that appear in the prospectus.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Invicta Group Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INVICTA GROUP INC.
CONSOLIDATED BALANCE SHEET
September 30, 2005
(UNAUDITED)

ASSETS
Current assets:
Cash and cash equivalents	($3,443)
Account receivable	15,677
Advances to affiliates	21,887
Prepaid Expenses	4,089
Total current assets	38,210

Property and equipment, net of accumulated depreciation
of $36,091	27,431

Other assets:
Security Deposits	1,500
Intangible assets, net of accumulated
amortization of $ 20,625	106,080
Total Assets	$173,221

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$758,174
Accrued expenses and other liabilities	492,614
Notes payable and convertible debentures	565,663
Capital lease obligations	80,899
Deferred officer compensation	472,282
Total current liabilities	2,369,632

Long-term debt
Notes Payable - shareholders	325,066
Total Liabilities	2,694,698

Shareholder's equity:
Preferred stock par value $1 50,000,000 shares authorized;
175,000 issued and outstanding	175,000
Common stock, par value $ .0001, 1,000,000,000 shares
authorized, 237,569,367 issued and outstanding	23,757
Additional paid in capital	3,092,010
Retained (Deficit)	(5,812,244)
Total shareholder's equity	(2,521,477)
Total Liabilities and Shareholders' Equity	$173,221

INVICTA GROUP INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three	Three
	Months Ending	Months Ending
	September 30,	September 30,
	2004	2005

Revenues earned	$254,650	$16,608

Cost of sales	4,825

Gross profit	249,825	16,608

Selling, general, and administrative expenses	639,774	132,242

Net loss	$(389,949)	$(115,634)

Net loss per share weighted average share, basic
and diluted	($0.006)	($0.001)

Weighted average shares outstanding, basis and diluted	60,567,999	224,318,542

INVICTA GROUP INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Nine Months Ending	Nine Months Ending
	September 30,	September 30,
	2004	2005

Revenues earned	$631,956	$105,827

Cost of sales	8,742	4,151

Gross profit	623,214	101,676

Selling, general, and administrative expenses	1,840,692	785,045
Asset impairment charge	1,023,753

(Loss) from Operations	(2,241,231)	(683,369)

Other income and (expense)
Interest income		566
Sale of Intangible Assets		10,000

Net loss	$(2,241,231)	$(672,803)

Net loss per share weighted average share, basic
and diluted	($0.040)	($0.004)

Weighted average shares outstanding, basic and diluted	56,670,165	187,661,798

INVICTA GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	Nine Months Ending	Nine Months Ending
	September 30,	September 30,
	2004	2005
Cash flows from operating activities:
Net income	$(2,241,231)	$(672,803)
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	45,420	5,625
Amortization	10,575	12,375
Asset impairment charge	1,023,753
Stock issued for services	385,500	178,970
Write off receivable from affiliate	14,600
Changes in assets and liabilities:
Accounts receivable and prepaid expenses	(10,135)	(2,687)
Other assets	(163,091)	26,205
Accounts payable & accrued liabilities	290,220	185,580
	(644,389)	(266,735)

Cash flows used in investing activities:
Capital asset expenditures	(26,789)	(6,880)

Cash flows used in financing activities:
Proceeds from long term debt	350,305	104,500
Proceeds from sale of comon stock	589,595	181,937
Payments on long term debt	(485,558)	(161,737)
	454,342	124,700

Net change in cash and cash equivalents	(216,836)	(148,915)

Cash and cash equivalents, beginning of period	360,595	145,472

Cash and cash equivalents, end of period	$143,759	$(3,443)

Additional Cash Flow Information:
Cash paid during the period for:
Interest (non capitalized)	$1,896
IncomeTaxes	$0	$0

Non-Cash Activities:
Stock issued for acquisitions	$510,000
Stock issued for deferred compensation payable	$621,225	$175,000
Stock issued for stock subscriptions receivable	$77,000

INVICTA GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2005
UNAUDITED

NOTE A. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005.

For further information, refer to the consolidated financial statements and footnotes thereto included in the Registrant Company and Subsidiaries’ annual report on Form 10-K for the year ended December 31, 2004.

NOTE B. CHANGES IN STOCKHOLDERS’ (DEFICIT) FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005

	Common Stock		Additional Paid
	Shares	Amount	in Capital	Deficit

Balance June 30, 2005	215,012,341	$21,501	$3,069,829	$(5,731,376)
Stock issued in exchange for payment
of convertible debentures	22,557,026	2,256	22,181
Net loss for the nine months ended
September 30, 2005				(125,634)

Balance September 30, 2005	237,569,367	$23,757	$3,092,010	$(5,857,010)

NOTE C. INCOME PER SHARE

Basic net loss per share was computed based on the weighted average shares of common stock outstanding and excludes any potential dilution. Diluted net loss per share reflects the potential dilution from the exercise or conversion of all dilutive securities, such as convertible debentures, into common stock and stock purchase options. The Company’s outstanding convertible debentures and options are not included in the computation of basic or diluted net loss per share since they are anti-dilutive. At September 30, 2005 potentially dilutive securities consist of convertible debentures that could be converted into 433,666 common shares and options that could be converted into 3,882,656 common shares.

INVICTA GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2005
UNAUDITED

NOTE D. ACCOUNTS PAYABLE - AIRPLAN ACQUISITION

As a result of the Company’s $500,000 stock payment for the purchase of Airplan, and guaranteeing the value of the stock price, the Company recorded a $360,000 accounts payable that represented the difference between the $500,000 purchase price, and the $140,000 value of the 500,000 shares issued at the date of acquisition. The purchase included a 5-year employment agreement with the seller as part of the purchase. Because of the seller’s resignation in November 2004, and the corresponding loss of business and eventual closing of the Airplan operation, the Company is disputing the balance due, and considering the purchase fully paid to the seller. The payable of $360,000 will be removed from the Company’s financial statements in the 4th quarter of 2005.

NOTE E. DEFERRED OFFICER’S COMPENSATION

In exchange for deferred compensation due to the officers of the corporation, the Company issued 175,000 shares of series B Convertible Preferred Stock at $1.00 per share reducing compensation due to the officers by $175,000.

Each share of the series B Preferred Stock is convertible into fifty (50) shares of the Corporation’s Common Stock. Holders of the series B Preferred Stock shall be entitled to one thousand votes for each share of Series B Preferred Stock held of record on all matters submitted to a vote of stockholders and may not cumulate their votes for the election of directors.

NOTE F. CAPITAL LEASE

The capital lease liability is for leased phone equipment for Aiplan that was to expire on March 31, 2005. Since the Company did not notify the lessor in writing of its intent to cancel the lease was automatically renewed for a period of two years. The lessor has confirmed receipt of a verbal cancellation notice, but is still contending no written cancellation was received. Because of this the Company is disputing this amount. Management has forwarded the Company’s current financial information to the lessor’s attorneys indicating that no assets exist to pay this liability, and since the operations of the Company have been ceased they have requested them to stop pursuing payment on this amount. Management plan to remove the liability effective December 31, 2005.

NOTE G.  NOTES PAYABLE - SHAREHOLDERS

Note payable to shareholders, uncollateralized, payable on the first month after the Company has received $1,000,000 in equity funding in monthly installments of approximately $20,000. Invicta is in default on the payments to shareholders due to a cash flow shortage. Shareholder recognizes default status and will accept 7% interest on note from 1/2/05 until paid in full. The Company plans to begin these payments as soon as the necessary cash flow is available which management expects to be in 2006. Therefore, the entire balance of $ 276,977 is classified as long-term debt for 2004 and $344,146 for 2003. Invicta owes seller of Airplan, Inc. $60,000, but does not intend to pay due to termination of employment contract.

INVICTA GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2005
UNAUDITED

NOTE H. SPINOFF OF SUBSIDIARY - ISIP TELECOM, INC.

On July 2, 2004, Invicta Group, Inc.’s board of directors approved a spin-off of its subsidiary ISIP Telecom, Inc. Shareholders of record as of August 20, 2004 will receive 1 share of ISIP Telecom, Inc., for every 5 shares owned in Invicta Group, Inc. Invicta Group, Inc. will maintain a 25% ownership in ISIP Telecom, Inc.

All activities of ISIP Telecom commenced after the issuance of the stock to shareholders of Invicta Group, Inc., resulting in an allocation of 25% of the loss of $14,560 to the Invicta Group, Inc.

Invicta will officially spinoff ISIP at 12/31/04 year end and will be issued 6 million shares of restricted stock for payment of the Spin Off.

NOTE I. INCREASE IN CAPITAL STOCK

The Company adopted the Amendment to increase its authorized capital stock by authorizing an increase in Common Stock to 1 Billion shares of Common Stock and Preferred Stock to 50,000,000 shares. The majority stockholders of the Company as of February 8, 2005, have consented to the increase in authorized shares of Common Stock, which will became effective on February 28, 2005 (the "Effective Date").

NOTE J. SALE of CASINO RATED PLAYERS

The company sold subsidiary Casino Rated Players 9/30/2005 for 4 million shares of Casino Players Inc. stock. Casino Players filed a Registration 11/7/2005 with the SEC for approval to become a public company. Upon effective date, Casino Players Inc. will trade on the Pink Sheets and add value to Invicta’s Balance Sheet.

NOTE K. GOLDEN GATE DEBENTURE

Effective April 27, 2004, Invicta entered into an agreement with Golden Gate Investors for institutional funding. Invicta Group, Inc, issued multiple convertible debentures and Warrants equaling $855,800 and a warrant to purchase 3,000,000 additional shares at $1.00 per share.
The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the conversion price multiplied by ten times the dollar amount of the debenture and the entire foregoing result is then divided by the conversion price.

INVICTA GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2005
UNAUDITED

The conversion price for the convertible debenture is 75% of the of the average of the three lowest volume weighted average prices during the 20 trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, we are not obligated to accept a conversion in the event that the conversion price is less than $.05 per share. In addition, Golden Gate Investors

As of December 6, 2005, the outstanding balance on the convertible debenture was $250,300 and there was 2,503,000 unexercised warrants remaining. The warrant is exercisable at an exercise price of $1.00 per share. In addition, Golden Gate Investors, Inc. has advanced our company funds towards the prepayment of the warrant exercises of which $213,303 of the prepayments have not been applied towards the exercises of warrants by Golden Gate and, as a result, remain outstanding. Accordingly, until Golden Gate Investors, Inc. has exercised $213,303 of the prepaid warrants, we will not receive any funds in connection with this financing. In addition, pursuant to an addendum entered into on October 20, 2005, Golden Gate Investors, Inc. will provide us with further warrant prepayments in the amount of $15,000 upon filing this registration statement, $30,000 upon responding to comments from the Securities and Exchange Commission and up to $200,000 upon this registration statement being declared effective.

Golden Gate Investors, Inc. has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

NOTE L. GOING CONCERN

The Company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company has incurred losses of $5,857,010 since inception and the Company had negative working capital of $2,331,442 at September 30, 2005. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s existence is dependent upon management’s ability to develop profitable operations and resolve its liquidity problems. During the next 12 months, management does not believe that it will be able to generate cash sufficient to support its operations. As a result, the Company’s ability to continue as a going concern is contingent upon its ability to secure equity funding, financing and to attain profitability. Management has raised $101,500 in equity funding in 2005 and it has entered into a securities purchase agreement with Golden Gate Investors, Inc. in connection with the sale of (i) $300,000 in convertible debentures and (ii) warrants to buy 3,000,000 shares of our common stock. In addition, management plans to continue to look for acquisitions to enhance profitability. Management feels the synergy of the subsidiaries will create profitability in the future.

Management feels that its equity and financing plans will provide the working capital to allow it to continue as a going concern, however, there can be no assurances the Company will be successful in its efforts to secure additional equity funding, financing or attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

The Board of Directors and Shareholders of

Invicta Group Inc.

We have audited the accompanying consolidated balance sheets of Invicta Group Inc. and subsidiaries (a Nevada Corporation) as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on my audit.
The financial statements of Invicta Group, Inc. and its subsidairies as of December 31, 2003, were audited by other auditors whose report dated April 13, 2004, on those statements included that an explanatory paragraph for a going concern.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. I believe that my audit provides a reasonable basis for my opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Invicta Group Inc. and subsidiaries as of December 31, 2004 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note O to the financial statements, the Company incurred significant losses from operations, and because of these losses, the Company has a working capital deficiency, which raises substantial doubts about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note L. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Baum & Company, P.A.
Coral Springs, Florida September 27, 2005

Independent Auditor's Report

The Board of Directors and Shareholders of
Invicta Group Inc.

I have audited the accompanying consolidated balance sheets of Invicta Group Inc. and subsidiaries (a Nevada Corporation) as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. MY responsibility is to express an opinion on these financial statements based on my audit. The financial statements of Invicta Group Inc. and subsidiaries as of December 31, 2002, were audited by other auditors whose report dated April 3, 2003, on those statements included an explanatory paragraph that described the significant losses and working capital deficiency discussed in Note L to the financial statements.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Invicta Group Inc. and subsidiaries as of December 31, 2003 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note L to the financial statements, the Company incurred significant losses from operations, and because of these losses, the Company has a working capital deficiency, which raises substantial doubts about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note L. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Larry Wolfe
Certified Public Accountant

Miami, Florida
April 13, 2004

INVICTA GROUP INC.
CONSOLIDATED BALANCE SHEET
December 31, 2004 and 2003

ASSETS	2004	2003
Current assets:
Cash and cash equivalents	$148,243	$1,759
Accounts receivable	16,157
Prepaid expenses	4,089
Total current assets	168,489	1,759

Property and equipment, net of accumulated depreciation
of $ 30,466 for 2004 and $ 22,966 for 2003	26,176	5,132
Other assets:
Intangible assets, net of accumulated
amortization of $ 8,250 for 2003 and $ 67,174 for 2003	71,750	95,125
Travel bond deposit	71,410
Security Deposits	3,000
Total other assets	146,160	95,125
Total Assets	$340,825	$102,016

LIABILITIES AND SHAREHOLDERS' (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$702,198	$43,689
Accrued expenses and other liabilities	445,150
Notes payable and convertible debentures	669,600	54,100
Capital lease obligations	80,999
Deferred officer compensation	554,187	668,250
Total current liabilities	2,452,134	766,039

Long-term debt
Notes Payable - shareholders	276,977	344,146
Total Liabilities	2,729,111	1,110,185

Commitments and contigencies (see note )

Shareholders' (Deficit):
Preferred stock par value $ .001 10,000,000 shares authorized;
none outstanding	0	0
Common stock, par value $ .001, 200,000,000 shares		34,637
authorized, 114,923,780 issued and outstanding	114,029
Additional paid in capital	2,640,832	815,386
Notes Receivable related to stock sales
and Subscriptions Receivable		(8,000)
Retained (Deficit)	(5,143,147)	(1,850,192)
Total Shareholders' (Deficit)	(2,388,286)	(1,008,169)
Total Liabilities and Shareholders' (Deficit)	$340,825	$102,016

INVICTA GROUP INC.
CONSOLIDATED STATEMENT OF OPERATIONS
For the Two Years Ended December 31, 2004

	2004	2003

Commissions earned	$734,402	$7,806

Cost of sales	94,739

Gross margin	639,663	7,806

Selling, general, and administrative expenses	2,741,353	818,208
Asset impairment charge	1,023,753	95,000

Loss from Operations	(3,125,443)	(905,402)

Other income and (expense)
Interest income	72
Interest expense	(35,273)
Loss on abandonment of assets	(143,165)
Monority interest loss allocation	10,854
Net loss	($3,292,955)	($905,402)

Basic and diluted loss per common share	($0.055)	($0.028)

Weighted average common shares outstanding	60,320,003	32,088,263

INVICTA GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Two Years Ended December 31, 2004

	2004	2003
Cash flows from operating activities:
Net (Loss)	$(3,292,955)	$(905,402)
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	75,890	7,500
Amortization	14,700	25,765
Stock issued for services	537,410	242,976
Asset impairment charge	1,023,753	95,000
Loss on asset abandonment of assets	143,165
Elimination of subsidiary activities prior to purchase	(31,263)
Minority interest loss allocation	(10,854)
Changes in assets and liabilities:
Accounts receivable	(8,657)
Other assets	(155,800)
Accounts payable and accrued expenses	804,514	355,017
Net Cash (used) by Operating Activites	$(900,097)	$(179,144)
Cash flows used in investing activities:
Capital asset expenditures	$(28,714)	$-
Net Cash (used in ) Investing Activities	$(28,714)	$-
Cash flows from financing activities:
Proceeds from long term debt	$855,800	$170,457
Proceeds from sale of comon stock	609,106	108,800
Payments on long term debt	(425,236)	(102,882)
Net Cash provided by Financing Activities	$1,039,670	$176,375

Net change in cash and cash equivalents	110,859	(2,769)

Cash and cash equivalents, beginning of year	37,384	4,528

Cash and cash equivalents, end of year	$148,243	$1,759
Additional Cash Flow Information:
Cash paid during the year for:
Interest (non capitalized)	$7,765	$-
Income Taxes	$-	$-

INVICTA GROUP INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT)
For the two years Ended December 31, 2004

	Common Stock		Additional Paid
	Shares	$	in capital	Deficit

Balance December 31, 2002	31,717,200	$31,717	$498,530	($944,790)

Issuance of Common Stock for cash from
January 3, 2003 thru September 19, 2003
@ $ .10 per share	428,000	435	42,365

Issuance of Common Stock issued in
exchange for legal fees at the fair value of the legal
fees @ $.10 per share	539,770	540	53,436

Issuance of Common Stock issued in exchange for
marketing services at the fair value of the marketing
@ $.08 per share	1,310,000	1,310	97,690

Issuance of Common Stock issued in exchange for
Legal fees at the fair value of the legal fees @ $.20
per share	100,000	100	19,900

Issuance of Common Stock for Cash on
September 19, 2003 @ $.15 per share	60,000	60	8,940

Issuance of Common Stock for Cash on
December 9, 2003 @ $.20 per share	125,000	125	24,875

Issuance of Common Stock issued in exchange for
marketing services at the fair value of the marketing
@ $.20 per share	350,000	350	69,650

Net loss for the period ended
December 31, 2003				(905,402)

Balance December 31, 2003	34,629,970	$34,637	$815,386	($1,850,192)

Issuance of Common Stock for Cash on
January 21, 2004 @ $.08 per share	650,000	650	45,460

Issuance of Common Stock for Cash on
January 21, 2004 @ $.07 per share	450,000	450	31,035

Issuance of Common Stock for cash from
February 6, 2004 thru July 6, 2004
@ $ .10 per share	10,005,000	10,005	978,995

Issuance of Common Stock for Cash on
December 15, 2004 @ $.013 per share	1,000,000	1,000	12,000

Issuance of Common Stock for the acquisition
of Airplan Inc. on February 23, 2004
@ $.14 per share	1,000,000	1,000	139,000

Issuance of Common Stock for the acquisition
of ISIP Telecom, Inc. on , 2004
@ $.10 per share	100,000	100	9,900

Issuance of Common Stock to officers in exchange
for deferred compensation owed @ $.08 per share.	7,765,312	7,765	613,460

Issuance of Common Stock in exchange for
legal, marketing and consultation fees at the fair
value of the services provided.	14,460,473	14,460	612,950

Issuance of Common Stock issued in exchange for
software purchased on May 14, 2005
@ $.10 per share	350,000	350	34,650

Issuance of Common Stock for the payment
on convertible debentures exercised.	43,613,025	43,612	268,188

Write off of stock subscription receivable			(454,499)

Net loss for the period ended
December 31, 2004				(3,292,955)

	114,023,780	$114,029	$3,106,525	($5,143,147)

INVICTA GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

NOTE A: DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.    Organization

The Company was incorporated in Nevada on June 1, 2000 for the purpose of engaging in the travel industry. On July 15, 2002 the Company acquired all of the common stock of Casino Rated Players, Inc. and the transaction was accounted for as a reverse acquisition.

2.         Principles of Consolidation

The consolidated financial statements include the accounts of Invicta Group, Inc. and its subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

3.    Impairment of Long-Lived Assets and Intangible Assets

The Company makes reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable under SFAS No. 144. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. During 2004, the Company identified certain web-site development cost, and purchased customer list with a cost of $162,299 and a net book value of $88,675 that required an adjustment for impairment in the amount of $88,675.

Additionally, the company identified goodwill associated with the purchases of both Airplan, Inc., and ISIP Telecom, Inc. with a book value of $935,078 which required and adjustment for impairment in the amount of $935,078

The remaining intangible assets at the balance sheet date consist of web site development and a client list that are carried at cost. The Company amortizes these assets on a straight-line basis over 7 years and 5 years, respectively.

4.    Revenue Recognition

The Company derives its revenue from the commissions earned from travel suppliers, and on the direct sale of travel related products. Revenue is recognized upon the receipt of the commission, or for sale of direct travel products when the actual travel takes place.

INVICTA GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

5.    Income Per Share

The Company has adopted SFAS 128, Earnings per Share issued by the Financial Accounting Standards Board. Basic net loss per share was computed based on the weighted average shares of common stock outstanding and excludes any potential dilution. Diluted net loss per share reflects the potential dilution from the exercise or conversion of all dilutive securities, such as convertible debentures, into common stock. The Company’s of basic or diluted net loss per share since they are anti-dilutive. At December 31, 2004 potentially dilutive securities consist of convertible debentures that could be converted into 59,299,063 common shares. At July 30, 2005 potentially dilutive securities consist of convertible debentures that could be converted into 22,732,026 common shares and options that could be converted into 3,822,656 common shares.

6.    Cash

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

7.    Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The most significant estimates included in the preparation of the financial statements are related to asset lives and accruals.

8.    Financial Instruments

The Company’s short-term financial instruments consist of cash and cash equivalents, notes payable and accounts payable. The carrying amounts of these financial instruments approximates fair value because of their short-term maturities. Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash. During the period the Company did not maintain cash deposits at financial institutions in excess of the $100,000 limit covered by the Federal Deposit Insurance Corporation. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments.

INVICTA GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

9.    Stock-Based Compensation

The Company adopted Statement of Financial Accounting Standard No. 123 (FAS 123), Accounting for Stock-Based Compensation beginning with the Company’s existence. Upon adoption of FAS 123, the Company continued to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees. The Company did not pay any stock-based compensation during the period presented.

10.   Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income”, establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. To date, the Company has not engaged in transactions which would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement.

11.       Costs of Computer Software

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). SOP 98-1 provides authoritative guidance on when internal-use software costs should be capitalized and when these costs should be expenses as incurred.

Effective January 3, 2001, the Company adopted SOP 98-1, however, the Company has not incurred costs to date which would require evaluation in accordance with the SOP.

12.       Segments

Effective January 3, 2001, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information (“SFAS 131”). SFAS 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 13 did not affect results of operations or financial position.

INVICTA GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

13.      Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation of plant and equipment is computed principally by the straight-line method based upon the estimated useful lives of the assets, which range as follows:

Office furniture and equipment - 5-7 years
Computer equipment - 5 years

14. Pensions and Other Post-Retirement Benefits

Effective January 3, 2001, the Company adopted the provisions of SFAS No. 132, Employers’ Disclosures about Pensions and other Post-Retirement Benefits (“SFAS 132”). SFAS 132 supersedes the disclosure requirements in SFAS No. 87, Employers’ Accounting for Pensions, and SFAS No. 106, Employers’ Accounting for Post-Retirement Benefits Other Than Pensions. The overall objective of SFAS 132 is to improve and standardize disclosures about pensions and other post-retirement benefits and to make the required information more understandable. The adoption of SFAS 132 did not affect results of operations or financial position.

The Company has not initiated benefit plans to date which would require disclosure under the statement.

15. Derivative Instruments

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), which is required to be adopted in years beginning after June 15, 1999. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of SFAS 133 will be on earnings and the financial position of the Company, however, it believes that it has not to date engaged in significant transactions encompassed by the statement.

INVICTA GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

16.	Advertising Cost

Advertising costs generally will be charged to operations in the year incurred. Advertising expense approximated $180,279 for 2004 and $7,000 for 2003.

17.       Environmental Cleanup Matters

The Company expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernable. The Company determines its liability on a site-by-site basis and records a liability at the time when it is probable and can be reasonably estimated.

18.       Business Concentrations

As indicated in Note A-4, the Company derives its revenue from commissions earned from travel suppliers and the direct sale of travel related products and, therefore, the Company is subject to the economic conditions of the travel market place. Changes in this industry may significantly affect management’s estimates and the Company’s performance.

19.       Income Taxes

The Company adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, effective January 3, 2001. Under SFAS, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse.

20.       Gains and Losses from Extinguishment of Debt

In May 2002, the FASB issued Statement of Financial Accounting Standards No. 145 “Reporting Gains and Losses from Extinguishment of Debt”, which rescinded SFAS No. 4, No. 44 and No. 64 and amended SFAS No. 13. The new standard addresses the income statement classification of gains or losses from the extinguishment of debt and criteria for classification as extraordinary items. The new standard became effective for fiscal years beginning after May 15, 2002. The Company adopted this pronouncement on May 1, 2003. The adoption of this pronouncement is not expected to have a material impact on the Company’s results of operations or financial position.

INVICTA GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

21.       Guarantor’s Accounting

In November 2002 the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN 45 requires certain guarantees to be recorded at fair value, instead of recording a liability only when a loss is probable and reasonably estimable, as those terms are defined in FASB Statement No. 5 Accounting for Contingencies. FIN 45 also requires a guarantor to make significant new disclosures, even when the likelihood of making any payments under the guarantee is remote. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company adopted the disclosure provisions of FIN 45 effective December 31, 2002 and its adoption is not expected to have a material impact on the Company’s results of operations or financial position.

22.       Consolidation of Variable Interest Entities

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”. FIN 46 clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of FIN 46 will be immediately effective for all variable interests in variable interest entities created after January 31, 2003, and the Company will need to apply its provisions to any existing variable interests in variable interest entities by no later than December 31, 2004. The Company does not believe that FIN 46 will have a significant impact on the Company’s financial statements.

23.       Start-Up and Organization Costs

Start-up and organization costs are accounted for under the provisions of the American Institute of Certified Public Accountants’ Statement of Position (SOP) 98-5, “Reporting on the Costs of Start-up Activities”. Adopted by the Company at its inception, SOP 98-5 provides guidance on the financial reporting of start-up and organization costs and requires such costs to be expensed as incurred. The Company’s adoption of SOP 98-5 will not have a significant effect on its financial position or results of operation.

INVICTA GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

NOTE B: CONVERTIBLE DEBENTURES PAYABLE

Principal balances outstanding and details of notes payable are summarized as follows:

		2004	2003
1.	10% convertible debenture, payable
	December 31, 2004. The note is
	convertible into company stock @ $.10
	per share. The debenture was renewed
	during February, 2004. The terms of
	the renewal indicate that interest of 10%
	will be paid annually, the debenture
	is convertible into common stock @
	$.10 per share and the term of the
	debenture is January 28, 2005. The
	debenture was not paid on December 31,
	2003 as the holder requested the term
	to be extended.	$10,000	$10,000

2.	10% convertible debenture, payable
	December 31, 2003. The notes are
	convertible into company stock @ $.30
	per share. These debentures have or
	will be paid in 2004	39,600	34,100

3.	7% convertible debenture, payable
	July 1, 2004. The debenture is
	Convertible into company stock @ $.50
	per share	10,000	10,000

Total Convertible Debentures Payable		$ 59,600	$54,100

NOTE C: INCOME TAXES PAYABLE

The provision for income taxes consists of the following:

	2004	2003
Current	-0-	-0-
Deferred	-0-	-0-
Tax Benefit of Net Operating Loss Carryforward	-0-	-0-

Total	-0-	-0-

INVICTA GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

Deferred income taxes arise primarily due to temporary differences in recognizing certain revenues and expenses for tax purposes, the required use of extended lives for calculation of depreciation for tax purposes, and the expected use of tax loss carryforwards in future periods. The components of the net deferred tax asset at December 31, 2004, and 2003 are as follows:

	2004	2003
Net operating loss carryforwards	$4,479,900	$1,545,800

Total deferred tax assets	$1,523,200	$525,600

Less valuation allowance	(1,523,200)	(525,600)
Net deferred tax assets	-0-	-0-

A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The net deferred assets reflect management’s assessment of the amount which will be realized from future taxable earnings or alternative tax strategies.

At December 31, 2004, the Company had approximately $4,479,900 of federal and state net operating loss carryforwards available to offset future taxable income. The state loss carryforwards are available indefinitely. The federal net operating loss carryforwards will expire as follows:

2020	$238,400
2021	195,800
2022	669,400
2023	442,300
2024	2,934,000
Total	$4,479,900

Total Federal tax expense for the years ended December 31, 2004 and 2003 differed from the amount computed by applying the U.S. federal income tax rate of 34% to income (loss) from continuing operations before income tax for the following reasons:

NOTE D: CONVERTIBLE DEBENTURE - GOLDEN GATE

Effective April 27, 2004, Invicta entered into an agreement with Golden Gate Investors for institutional funding. Invicta Group, Inc, issued multiple convertible debentures and Warrants equaling $855,800 and a warrant to purchase 3,000,000 additional shares at $1.00 per share.

INVICTA GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the conversion price multiplied by ten times the dollar amount of the debenture and the entire foregoing result is then divided by the conversion price. The conversion price for the convertible debenture is 75% of the of the average of the three lowest volume weighted average prices during the 20 trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, we are not obligated to accept a conversion in the event that the conversion price is less than $.05 per share.

During 2004, the Company issued 43,313,025 shares resulting in a reduction of the debenture of $305,800. The outstanding balance at 12/31/04 is a total of $550,000: Prepaid Warrant $270,000 and Debenture balance is $280,000.

Golden Gate Investors, Inc. has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

Golden Gate is charging an interest rate of 7.75% annually for prepayments to the debenture.

NOTE E: NOTES PAYABLE - SHAREHOLDERS
Notes payable to shareholders, uncollateralized, payable on the first month after the Company has received $1,000,000 in equity funding in monthly installments of approximately $20,000. Invicta is in default on the payments to shareholders due to a cash flow shortage. The Company plans to begin these payments as soon as the necessary cash flow is available which management expects to be in 2006. Therefore, the entire balance of $ 276,977 is classified as long-term debt for 2004 and $344,146 for 2003.

NOTE F: RELATED PARTY TRANSACTIONS

1. Notes Payable Shareholder’s

See Note C - Notes Payable - Shareholders which describes certain related party transactions for 2004 and 2003.

2. Fairline International, Inc.

As part of the purchase of Airplan, Invicta Group agree to purchase Fairline International, Inc. from the former owner of Airplan, Inc. John Latimer for $60,000 in cash. Closing was set for April 2004, and was subsequently cancelled by Invicta Group. Airplan continued to do business with Fairline, owned by John Latimer.

INVICTA GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

For 2004, sales to Fairline amounted to approximately $25,000. As of December 31, 2004 the Company had an outstanding payable to Fairline of $13,720.

Mr. Latimer resigned as CEO of Airplan, Inc. on November 30, 2004.

NOTE G: WARRANTS AND OPTIONS

On January 6, 2004 as part of the Company’s agreement with its officer regarding their deferred compensation, the Company granted options to its officers for 3,882,656 shares of the Company’s common stock. The exercise price of the options are $.25, and are for a period of 5 years.

Additionally, see Note B - Convertible Debentures Payable which may be converted into additional shares of common stock.

NOTE H: EMPLOYMENT AGREEMENTS AND DEFERRED OFFICER’S COMPENSATION

The Company entered into employment agreements with its Chief Executive Officer, Chief Operating Officer, and its Vice-President for the period July 23, 2002 until August 1, 2004. The annual base salary of each officer will be $120,000. Each officer will be paid for equity funding equal to 5% of funding.

The Company has accrued for each officers’salaries in deferred officers’ compensation with balances of:

2004	2003

$ 554,187	$668,250

NOTE I: LEASES

The Company leases office space for its Miami operations at a monthly rate of $2184 per month. Rent expense for 2004 and 2003 approximated $19,500, and $10,000 respectively.

The Company leases office space in Pittsburgh for Airplan at a monthly rate of $3500. In February of 2005, the Company ceased operation at the Pittsburgh office, and has additional rent due on the lease of approximately $55,000. Total rent expense for 2004 was approximately $85,000 including the additional expense resulting from the abandoning of the leased premises.

The Company lease office space in Las Vegas, Nevada for Las Vegas Excitement, Inc. The Company has a three year least commencing December 2004. Monthly rents are $1,345 for year 1, $1,412 for year two and $1,483 for the final year of the lease. The Company has entered into a month-to-month sub-lease agreement with rental equal to the Company’s monthly rent.

INVICTA GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

NOTE J: ACQUISITIONS

ISIP Telecom, Inc.

On January 8, 2004, the Company used the purchase method to acquire all of the common stock of ISIP Telecom, Inc., a Florida Corporation formed in 2003, in exchange for 100,000 restricted shares of the Company’s common stock with a value of $.10 per share resulting in a total purchase price of $10,000. ISIP Telecom is a voice over internet protocol telecommunications company that will market long distance services over the internet to worldwide telephones and will be sold to the travel industry. The customers of ISIP pay a monthly fee in advance with no potential for refunds for a certain amount of long distance minutes. Revenue is recognized upon the receipt of funds for the long distance minutes purchased as there are no refunds. At the end of any accounting period, unearned revenues, if any, will be adjusted for. The Company’s 2004 consolidated results include the operations of ISIP Telecom, Inc. from the date of acquisition.

Airplan, Inc.

On February 18, 2004, the Company acquired all of the outstanding capital stock of Airplan, Inc., a Pennsylvania Corporation organized in 1989, for 1,000,000 shares of the Company’s common stock of which 700,000 shares are restricted. Additionally, the Company will guarantee the value of the stock given as consideration to be at least $500,000 at 180 days after closing the transaction. If the value of the stock is less than $500,000, then additional shares will be issued based on the current market value to a total of $500,000. Airplan, Inc. is involved in the wholesale and retail travel industry. Clients of Airplan make a booking and send payment by credit card or check. A ticket is produced from the booking information. Revenue is recognized upon the receipt of the client’s payment and a ticket is produced for the client’s booking. Sales for published and unpublished fares are recorded on a net basis. The acquisition was accounted for as a purchase of a wholly-owned subsidiary and the results of its operations were included in the consolidated results of the Company from the date of acquisition. In addition, the selling shareholders have a 5 year Earn Out Agreement offering an earn out of 10% of EBITDA of Airplan, Inc. for each of the fiscal years ending December 31, 2004 through December 31, 2008 which will be accounted for as compensation for services.

The acquisition activity is summarized in the following table. Property, plant and equipment of approximately $534,000 will be depreciated on a straight-line basis over a 5 year life. Purchased intangible assets of approximately $535,000 will be amortized on a straight-line basis over lives ranging from 5 to 10 years (weighted average life of 8.8 years).

INVICTA GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

Year Ended
December 31, 2004 Activity
Assets (Liabilities)	ISIP Telecom,	Total
At Fair Value	Inc.	Airplan, Inc. Activity

Cash and other current assets	$-	$362,925	$362,925
Property, plant equipment - net	-	134,112	134,112
Purchased goodwill	10,000	925,078	935,078

Accounts payable and other current
liabilities	-	(922,115)	(922,115)

Net Assets Acquired	$10,000	$500,000	$510,000

Fair values were determined by management’s estimates without independent appraisal.

All goodwill acquired has been written off during the quarter ending March 31, 2004 as an impairment loss.

The unaudited pro forma information for the year ended December 31, 2004 and 2003 assumes the acquisitions occurred as of the beginning of each respective year, after giving effect to certain adjustments, including amortization and depreciation based upon the adjustments to the fair values of intangibles and property, plant and equipment acquired. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the results of operations that may occur in the future or that would have occurred had the acquisitions been effected at the beginning of each period presented.

Pro Forma Information for Acquisitions:
	Year Ended
	December 31,	December 31,
	2004	2003

Gross Revenues	$849,280	$637,196
Net Income (Loss)	(3,335,072)	(1,324,618)
Earnings (Loss) Per Share	(.054)	(.004)

NOTE K: SPINOFF OF SUBSIDIARY - ISIP TELECOM, INC.

On July 2, 2004, Invicta Group, Inc.’s board of directors approved a spin-off of its subsidiary ISIP Telecom, Inc. Shareholders of record as of August 20, 2004 will receive 1 share of ISIP Telecom, Inc., for every 5 shares owned in Invicta Group, Inc. Invicta Group, Inc. will maintain a 25% ownership in ISIP Telecom, Inc.

INVICTA GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

All activities of ISIP Telecom commenced after the issuance of the stock to shareholders of Invicta Group, Inc., resulting in an allocation of 25% of the loss of $14,560 to the Invicta Group, Inc.

NOTE L: DEFERRED REVENUE ELIMINATED THROUGH THE ISSUANCE OF RESTRICTED COMMON STOCK.

On January 6, 2004, the Company entered into an agreement with its officers to issue restricted common stock, and options in lieu of the deferred salary owed to the officers. The board approved and authorized the issuance of 7,765,313 shares of its common stock, and granted options for and additional 3,882,656 shares, in exchange for $155,307 of deferred compensation. The stock issued is restricted for one year. The exercise price of the options are $.25, and are for a period of 5 years.

NOTE M: SUBSEQUENT EVENTS

NOTE 1

On April 12, 2005 Invicta Group Inc. announced the launch of its newest subsidiary Travel Hot Link. The Company will operate a Business-to Commerce website offering discounted travel from Travel Suppliers world wide. Travel Hot Link will send 40 Million Emails monthly to travel enthusiasts that are seeking discounted travel offers.

The site will offer discounted air, hotels, car rentals, cruises, travel packages created by tour operators, and entertainment values, the traveler will link to desired Travel Suppliers website and buy directly, with no middleman mark-up.

Revenues will be generated from media advertising directly from Travel and Entertainment Suppliers.

NOTE 2

Effective February 28, 2005 Invicta closed its Pittsburgh call center for Airplan Inc. and set up a virtual call center with employees working from their homes. Airplan’s employees will receive calls from customers and enter reservations on their computers via the internet. Tickets will be confirmed as an E ticket with confirmation number and receipt online or fax. The closure will dramatically reduce the overhead of Airplan’s operations. Management in Miami will oversee the daily business operations.

INVICTA GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

NOTE 3

On February 14, 2005 Invicta provided notice to shareholders increasing authorized shares. The action, by consent of a majority of the shareholders increases the outstanding Common Stock of the company to 1,000,000,000 shares. It also increases the Preferred Stock to 50,000,000 shares. With respect to the Amendment, the Board of Directors of the Company (the "Board") has approved, and the shareholders owning a majority of the issued and outstanding voting shares outstanding as of February 8, 2005, have consented in writing to the Amendment.

NOTE 4

Invicta received on 1/15/05 a law suit from the owners of Jamaican Travel Services claiming a Breach of Purchase and Employment Contract with Invicta. Invicta entered a Purchase Agreement with Jamaican Travel 6/12/04 and rescinded the Agreement due to lack of due diligence information on 8/22/04. Invicta and its officers are being sued. Invicta has hired legal counsel in California to defend the allegations. A trial date has not been set. The Company expects a trial date in late 2005 or early 2006.

NOTE 5

Effective January 14, 2005 John Latimer resigned as president of Airplan Inc. and as a director of Invicta Group Inc. Invicta Group, Inc.’s board of directors accepted his written resignation as a member of its Board of Directors, effective immediately.

NOTE N: GOING CONCERN

The future of Invicta Group Inc. (IVGA) depends on future sales and profits. IVGA has been unsuccessful generating profits from its subsidiaries in 2004, in spite of sales exceeding $10 million. The company has been under capitalized from the day it became a public company. Marketing dollars were not available to brand the subsidiaries, margins were too low, and the high cost of staffing call centers, versus generating sales on the internet, resulted in losses exceeding $1.5 million for the calendar year 2004.

The future of IVGA needs to change. Management has downsized staffing and expensive employees inherited fro acquisitions made in 2004, and has agreed to (1) change its business model from a call center reservation to virtual call center (eliminating office rent, phone cost, and staffing); and (2) more importantly starting a new subsidiary that sells advertising to travel suppliers online, generating revenues from advertising income on its website: www.travelhotlink.com

INVICTA GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

Travel Hot Link will offer discounted travel to its database of 40 million travel enthusiasts that are seeking travel bargains online. The traveler selects the travel supplier it desires by clicking on to its web address linking the traveler and supplier together to complete the purchase. Travel Hot Link does not get involved with the reservation; its revenues are generated from the Travel Supplier that advertises its travel products online.

IVGA has created the Travel Hot Link website and needs to hire staff to generate revenues. Funding again becomes the question and the problem.

Invicta has three opportunities to raise money: 1) Hire Consultants (out source) to manage the website and telemarket prospective Travel Suppliers (customers) using S-8 stock for currency; 2) Equity Funding via a SB-2 Registration for 300 million shares in an effort to raise $300,000 to $500,000; 3) Promissory Note using Preferred stock as collateral, size of note needed is $500,000.

IVGA has targeted companies for all three opportunities, 1) a loan of $5 million is over due and may not become reality; 2) Equity Funding via a S-2 Registration will be filed after 12/31/04 audit is completed with $300,000 due upon SEC approval; 3) A Consultant has already been working on the Travel Hot Link and is ready to start marketing efforts. The company’s first choice is the $5 million loan, but will continue to use the Consultant and file the SB-2 if the Consultant is not successful in generating revenues.

The new business model and new subsidiary offers IVGA the opportunity for survival and additional funding should provide the capital resource to generate a profit in 2005. Management believes a profitable company will increase stock value and assure survival.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$294.01
Accounting fees and expenses	10,000.00*
Legal fees and expenses	35,000.00*
Miscellaneous	5,000.00
TOTAL	$50, 294.01*

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.
On July 1, 2001, Invicta Group issued a total of 12,500,000 founders' shares to Mr. Scott and Ms. Henze, Invicta Group's Chief Operating officer/director/founder and Vice President, respectively. No commissions or other compensation was paid for the issue of these shares. These persons were fully familiar with Invicta Group's condition and prospects and the condition and prospects of Casino Rated Players, which Invicta Group acquired simultaneously with the issuance of these shares.

On July 15, 2002, Invicta Group issued 13,151,000 shares of common stock to all thirty-eight shareholders of Casino Rated Players, Inc. in exchange for all of the issued and outstanding shares of Casino Rated Players, Inc. and 1,000,000 to William Forhan for compensation accrued by Casino Rated Players, Inc. No commissions or other compensation was paid for the issue of these shares. Not only did these stockholders have information about Casino Rated Players, Invicta Group provided access to financial statements and other relevant information concerning Invicta Group. Invicta Group believes the shareholders had such knowledge and experience in business and financial transactions that they were able to understand and evaluate the risks and merits of the transaction.

On July 28, 2002, Invicta Group issued 2,000,000 shares of common stock to Innovapp Inc., as consideration for Invicta Group's purchase of the ontheflyfaring software. No commission or other compensation was paid on the issue of this stock. The board of directors of Innovapp Inc. had access to financial statements and other relevant information concerning Invicta Group. Invicta Group believes Innovapp had such knowledge and experience in business and financial transactions that they were able to understand and evaluate the risks and merits of the transaction.

During November 2001, Invicta Group issued 3,081,200 shares of common stock to thirty-seven persons, the proceeds of which were used for general working capital purposes. The prices at which the shares were issued ranged from $.10 to $1, with aggregate proceeds to Invicta Group of $188,700. Thirty-six investors were non-accredited and one was accredited. The Company provided each of the purchasers with access to financial statements and other relevant information concerning the Company. The Company believes the investors had such knowledge and experience in business and financial transactions that they were able to understand and evaluate the risks and merits of the transaction. A restrictive legend was placed on the certificates. This transaction was exempt from the registration requirement of the Securities Act of 1933 by reason of Rule 504 of Regulation D and/or Section 4(2) of the Act and the rules and regulations thereunder.

On December 12, 2003, Invicta Group issued a total of 2,580,000 shares of its common stock to eight individuals and two corporations, in each case the shares being issued in compensation for services. On that same date Invicta Group issued 10,000 shares to one individual in payment for computer equipment.

On December 12, 2003, Invicta Group sold 380,000 shares and 250,000 shares of its common stock to Mr. Scott and Mr. Forhan, respectively, who are its directors and officers. The price paid for the shares was $38,000 and $55,000, respectively, in the form of conversion of loans recently made to Invicta Group.

In February 2004, we issued 40,000 shares of common stock to an employee in consideration for the forgiveness of salary owed.

On March 29, 2004, we issued 250,000 shares of common stock to a consultant in consideration for services provided.

In January 2004, in consideration for the forgiveness of $220,000 in owed salary, we issued an executive 2,750,000 shares of common stock and 1,375,000 options to purchase common stock.

In January 2004, in consideration for the forgiveness of $195,500 in owed salary we issued an executive 2,443,750 shares of common stock and 1,221,875 options to purchase common stock.

In January 2004, in consideration for the forgiveness of $205,725 in owed salary we issued an executive 2,571,562 shares of common stock and 1,285,781 options to purchase common stock.

On February 18, 2004, the Company entered into a Purchase Agreement (the “Agreement”) with John Latimer and Karen Latimer, sole stockholders of Air Plan, Inc., a Pennsylvania corporation (“Air Plan”), whereby the Company acquired all of the issued and outstanding shares of common stock of Air Plan in exchange for 1,000,000 shares of common stock of the Company. Upon the closing of the transactions contemplated by the Agreement, Air Plan became a wholly owned subsidiary of the Company.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. on April 27, 2004 for the sale of (i) $300,000 in convertible debentures and (ii) warrants to buy 3,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants.

The investors provided us with an aggregate of $300,000 as follows:

•	$150,000 was disbursed to us on April 27, 2004;
•	$100,000 was disbursed to us in July 2004; and
•	$50,000 was disbursed upon effectiveness of our prior registration statement in November 2004.

The debentures bear interest at 7 ¾%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder’s option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the discount market price multiplied by ten times the dollar amount of the debenture and the entire foregoing result is then divided by the discount market price. The discount market price for the convertible debenture is 75% of the of the average of the three lowest volume weighted average prices during the 20 trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, we are not obligated to accept a conversion in the event that the conversion price is less than $.05 per share. In addition, Golden Gate Investors, Inc. is obligated to exercise the warrant concurrently with the submission of a conversion notice by Golden Gate Investors, Inc. Furthermore, Golden Gate Investors, Inc. has the right to enter into an additional convertible debenture in the amount of $200,000 and warrant to purchase 2,000,000 shares of common stock within 30 days of the principal amount of the current convertible debenture decreasing below $100,000

As of December 6, 2005, the outstanding balance on the convertible debenture was $250,300 and there was 2,503,000 unexercised warrants remaining. The warrant is exercisable at an exercise price of $1.00 per share. In addition, Golden Gate Investors, Inc. has advanced our company funds towards the prepayment of the warrant exercises of which $213,303 of the prepayments have not been applied towards the exercises of warrants by Golden Gate Investors, Inc. and, as a result, remain outstanding. Accordingly, until Golden Gate Investors, Inc. has exercised $213,303 of the prepaid warrants, we will not receive any funds in connection with this financing. In addition, pursuant to an addendum entered into on October 20, 2005, Golden Gate Investors, Inc. will provide us with further warrant prepayments in the amount of $15,000 upon filing this registration statement, $30,000 upon responding to comments from the Securities and Exchange Commission and up to $200,000 upon this registration statement being declared effective.

The aggregate effect of the concurrent conversion of the debentures at the applicable conversion price and the exercise of the warrants at $1.00 per share will result in the issuance of shares of common stock to the selling stockholder at a 25% discount to the market. For example, if the selling stockholder converts $1,000 of the debenture on December 6, 2005, we are required to issue 14,656,667 shares assuming a market price of $.001 and a conversion price of $.00075. However, the selling stockholder is also required to convert the warrant into 10,000 shares of common stock or ten times the dollar amount of the debenture being converted at $1.00 per share. The end result is that we will receive $1,000 that has been previously funded through the debenture and $10,000 that will be funded upon exercise of the warrant or has been funded through the prepayment of the warrants and we are required to issue 14,656,667 shares of common stock.

Golden Gate Investors, Inc. has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

During the year ended December 31, 2004, the company issued 14,592,470 shares of common stock in consideration for legal and consulting services.

During the year ended December 31, 2004, the company issued 350,000 shares of common stock to Patheo Inc. for consulting and software enhancements for Airplan Inc computer upgrades for net airline fare search and reservations.

* Unless otherwise indicated, all of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with the Company.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Invicta Group Inc., a Nevada corporation.

Exhibit #	Exhibit Name

3.1	Articles of Incorporation of Invicta Group Inc.*
3.2	Articles of Amendment*
3.3	Bylaws*
4.1	Securities Purchase Agreement dated April 27, 2004 entered between the Company and Golden Gate Investors, Inc.
4.2	Convertible Debenture dated April 27, 2004 entered between the Company and Golden Gate Investors, Inc. ***
4.3	Warrant to Purchase Common Stock dated April 27, 2004 issued to Golden Gate Investors, Inc.
4.4	Registration Rights Agreement dated April 27, 2004 entered between Golden Gate Investors, Inc. and the Company***
4.5	Amendment No. 1 to the Securities Purchase Agreement entered between Golden Gate Investors, Inc. and the Company***
5.1	Sichenzia Ross Friedman Ference LLP Opinion and Consent***
10.1	2002 Equity Compensation Plan*
10.2	Employment Agreement between Invicta Group and William G. Forhan*
10.3	Employment Agreement between Invicta Group and R. David Scott*
10.4	Employment Agreement between Invicta Group and Mercedes Henze*
10.5	Lease for Miami Beach, Florida Office*
10.6	Stock Purchase Agreement for the Shares of Casino Rated Players. Inc.*
10.7	Asset Purchase Agreement with Innovapp Inc.*
10.8	Promissory Note to William G. Forhan*
10.9	Notice of Termination of Consulting Agreement with Frank Pinizzotto*
10.10	Agreement with ANC Rental Corporation regarding Alamo Car Rental*
10.11	CNG Group Agreement*
10.12	Air Plan, Inc. Purchase Agreement entered February 18, 2004**
10.13	Purchase Agreement entered by and between the Company and Casino Players, Inc.****
14.1	Code of Ethics ***
16.1
Letter from Dreslin Financial Services LLC, dated April 29, 2004. (Incorporated by referenced to Exhibit 99.1 filed on Form 8-K Current Report filed with the Securities and Exchange Commission on April 29, 2004).

16.2	Letter from Larry Wolfe CPA, dated September 19, 2005. (Previously filed with the Securities and Exchange Commission on Form 8-K Current Report filed September 21, 2005).

22	Subsidiaries of the Registrant*
23.1	Consent of Larry Wolfe, CPA
23.2	Consent of Joel Baum, CPA

23.4	Consent of legal counsel (see Exhibit 5.1)****

*Previously filed as an exhibit to a Registration on Form SB-2, Commission File No. 333-102555
**Previously filed with Form 8-K Current Report on March 11, 2004
***Previously filed with Form SB-2 Registration Statement on May 26, 2004
****Previously filed with Form SB-2 Registration Statement on December 19, 2005

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Miami Beach, State of Florida, on January 25, 2006.

INVICTA GROUP INC.

By:	/s/ William Forhan
William Forhan President, CEO and Director

    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ William Forhan	President, Chief Executive Officer,	January 25, 2006
William Forhan	and Director

/s/ Richard David Scott	Chief Operating Officer, Chief Financial	January 25, 2006
Richard David Scott	Officer, Principal Accounting Officer and Director

/s/ Mercedes Henze	Vice President and Secretary	January 25, 2006
Mercedes Henze